Exhibit 10.6

CONTRIBUTION AGREEMENT

BY AND AMONG

RICHARD MERUELO, AS TRUSTEE OF

THE RICHARD MERUELO LIVING TRUST U/D/T DATED SEPTEMBER 15, 1989

MERCO GROUP – ROOSEVELT BUILDING, LLC

SUNSTONE BELLA VISTA, LLC

MERUELO MADDUX PROPERTIES, L.P.

AND

MERUELO MADDUX PROPERTIES, INC.

DATED AS OF SEPTEMBER 19, 2006

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules, this “Agreement”) is made and entered into as of September 19, 2006, by and among MERUELO MADDUX PROPERTIES, INC., a Delaware corporation (the “Company”), MERUELO MADDUX PROPERTIES, L.P., a Delaware limited partnership (the “Operating Partnership”), RICHARD MERUELO, AS TRUSTEE OF THE RICHARD MERUELO LIVING TRUST U/D/T DATED SEPTEMBER 15, 1989 (“Meruelo Trust”), MERCO GROUP – ROOSEVELT BUILDING, LLC, a California limited liability company (“Merco;” together with Meruelo Trust, “Meruelo Group”) and SUNSTONE BELLA VISTA, LLC, a Delaware limited liability company (“Sunstone;” Meruelo Trust, Merco and Sunstone are referred to individually as a “Contributor” and collectively as the “Contributors”).

RECITALS

A. The Company, which is the sole general partner of the Operating Partnership, desires to consolidate the ownership of a portfolio of commercial and residential development and redevelopment projects in urban markets located in Southern California and related businesses, all of which projects and businesses are owned by certain limited liability companies and a corporation as set forth on Exhibit A (each, a “Participating Entity” and, collectively, the “Participating Entities”), through a series of transactions (the “Formation Transactions”).

B. The Formation Transactions relate to the proposed initial public offering (the “Public Offering”) of the common stock, par value $0.01, of the Company (the “Common Stock”).

C. The Contributors own interests in one or more of the Participating Entities in the percentages as set forth on Exhibit A, and the Participating Entities own directly or indirectly, or lease and/or have contractual rights to purchase or offer to purchase, the projects set forth on Exhibit B (each, a “Property” and together, the “Properties”). As used herein, “Participating Entity Agreements” means the articles of organization, limited liability company agreements, charters and bylaws under which each Participating Entity was formed or incorporated (including all amendments and restatements thereto).

D. The Company will acquire certain other S corporations owned by Contributors (i.e., Santa Fe & Washington Market, Inc. and Alameda Produce Market, Inc. (collectively, the “Merger Participants”)) through the mergers (collectively, the “Mergers”) of the Merger Participants with certain limited liability company subsidiaries of the Company in exchange for shares of Common Stock (collectively, the “Total Merger Consideration”) intended by the Company and the Merger Participants to qualify as “reorganizations” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and the Company will subsequently contribute its interest in the entities surviving such Mergers to the Operating Partnership in exchange for common units of limited partnership in the Operating Partnership.

E. Each Contributor desires to, and the Company desires that each Contributor, contribute to the Company all of such Contributor’s direct and indirect right, title and interest,

free and clear of all Encumbrances (as defined in Section 3.3(a)), as a member or stockholder of each Participating Entity other than the Merger Participants, including, without limitation, all of its voting rights and interests in the capital, profits and losses of each such Participating Entity or any property distributable therefrom, constituting all of its rights and interests in each such Participating Entity (such right, title and interest, the “Participating Entity Interest” and collectively, the “Participating Entity Interests”), in exchange for shares of Common Stock in a transaction, along with the Mergers and the Public Offering, intended by the parties to qualify as a tax-free (except with respect to the Participating Entity Interests to the extent provided in either Section 351 or Section 357(c) of the Code) contribution to the Company in connection with its capitalization under Section 351 of the Code; and the Company will subsequently contribute the Participating Entity Interests to the Operating Partnership in exchange for common units of limited partnership in the Operating Partnership.

F. The parties acknowledge that the acquisition of the Properties by the Company or its subsidiaries, whether through the Contributors’ contribution of their Participating Entity Interests or the Mergers, are in connection with and subject to the consummation of the Formation Transactions and the Public Offering and, in the case of the contribution of the Participating Entity Interests, the satisfaction of the other conditions set forth herein. It is understood that the Company or the Operating Partnership may acquire interests in additional projects with the proceeds of the Public Offering.

G. Pursuant to the Formation Transactions, the Company shall assume all of the obligations of Contributors described on Exhibit C.

H. The parties intend this Agreement to be a “Contribution Agreement” pursuant to the terms of the Operating Partnership’s Agreement of Limited Partnership (the “Operating Partnership Agreement”).

I. The parties acknowledge that the debts, obligations and liabilities of the Participating Entities are solely the debts, obligations and liabilities of the Participating Entities, and none of the Contributors is obligated personally for any such debt, obligation or liability of the Participating Entities, solely by reason of being a member, manager, stockholder, director or officer of a Participating Entity.

J. Pursuant to the Formation Transactions, the Company and the Operating Partnership shall (i) enter into employment agreements with Affiliates (as defined below) of the Contributors providing, inter alia, for the employment of such Affiliates by the Company, the Operating Partnership and their respective subsidiaries, and annual grants of LTIP Units (as defined in the Operating Partnership Agreement) to Richard Meruelo and John Charles Maddux, (ii) enter into non-competition agreements with Richard Meruelo and John Charles Maddux and (iii) enter into an agreement of limited partnership with the Operating Partnership and others, pursuant to which, inter alia, the Operating Partnership will be obligated to issue LTIP Units annually to Messrs. Meruelo and Maddux for services performed for the Operating Partnership in their capacity as partners of the Operating Partnership.

K. All references in this Agreement to sections, articles, exhibits, schedules, attachments and recitals shall refer to the corresponding sections, articles, exhibits, schedules, attachments and recitals of or to this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the foregoing recitals are incorporated into, and made a part of this Agreement, and the parties hereto further agree as follows:

TERMS OF AGREEMENT

ARTICLE 1

CONTRIBUTION OF PARTICIPATING ENTITY INTERESTS IN EXCHANGE FOR COMMON STOCK

Section 1.1 Contribution Transactions.

(a) At the Closing (as defined in Section 2.2) and subject to the terms and conditions contained in this Agreement, each Contributor, severally and not jointly, shall contribute, transfer, assign, convey and deliver to the Company, absolutely and unconditionally and free and clear of all Encumbrances, but without representation or warranty except as expressly set forth herein (including without limitation Section 3.3), all of its Participating Entity Interests, including, without limitation, all rights to indemnification, reimbursement, payment and distributions in favor of such Contributor under the Participating Entity Agreements or any other agreements pursuant to which such Contributor acquired such Participating Entity Interests. The contribution of the Participating Entity Interests shall be evidenced by the execution and delivery of a Contribution and Assumption Agreement in substantially the form of Exhibit D for each Participating Entity Interest contributed to the Company hereunder.

(b) Effective upon the Closing and subject to the terms and conditions contained in this Agreement, the Company hereby assumes all of the obligations of Contributors described on Exhibit C and the Contributors shall have no further liability or obligation with respect to such obligations.

(c) The parties shall take such additional actions and execute such additional documentation as may be required by the Participating Entity Agreements and the certificate of incorporation, as amended, and bylaws of the Company or as requested in the reasonable judgment of counsel to the Company in order to effect the transactions contemplated hereby.

Section 1.2 Consideration for Participating Entity Interests. Subject to Section 1.3, in exchange for each Participating Entity Interest contributed to the Company by each Contributor, the Company shall:

(a) issue to such Contributor the number of shares of Common Stock, in certificate form, in each case as indicated on Exhibit E as such Contributor’s “Participating Entity Consideration” relating to such Participating Entity Interest contributed hereunder minus, in the case of each Contributor, the quotient, rounded down to the nearest whole number, obtained by dividing (i) (x) the total amount of the obligations of each Contributor referenced on Exhibit C plus (y) the Tax Coverage Payment (as defined in Section 1.2(b) below) made to each Contributor by (ii) the initial public offering price per share of Common Stock in the Public Offering (the aggregate of such Common Stock for all Contributors, as adjusted from time to time where appropriate under Sections 1.9(a), 1.9(b), 1.10 and 3.4(c), being the “Total Contributor Consideration”); and

(b) make a payment (each, a “Tax Coverage Payment”), as computed under Section 1.8(c), by wire transfer of immediately available funds pursuant to written instructions delivered to Company by each Contributor.

The parties shall take such additional actions and execute such additional documentation as may be required by the applicable Participating Entity Agreements and the certificate of incorporation, as amended, and bylaws of the Company or as requested in the reasonable judgment of counsel in order to effect the transactions contemplated hereby.

Section 1.3 Adjusted Consideration. The Company reserves the right, to be exercised only before the signing of the underwriting agreement related to the Public Offering, not to acquire any particular interest that constitutes part of the Participating Entity Interests, if the Company determines in good faith that the ownership of such interest or the underlying Property or Properties would be inappropriate for the Company. In addition, the Company may, in its sole and absolute discretion without the consent of any Contributor or any other party contributing property to the Company (but only before the signing of the underwriting agreement related to the Public Offering), increase or reduce the Participating Entity Consideration related to any or all of the Participating Entity Interests contributed hereunder in the event that the Company determines in good faith that (a) after consummation of the Public Offering, the Company will not have sufficient funds to complete the Formation Transactions or (b) in connection with the Public Offering, based on changes in the assumptions underlying the expected valuations of one or more of the Properties or other projects to be acquired by the Company or for which the Company will have contractual rights to acquire such projects, whether due to changes in the capitalization rates assumed by the Company or otherwise, the fair market value attributed to such Properties or other projects is greater than or less than the expected valuation of such Properties or such other projects on the date hereof. Each Contributor hereby agrees that, in the event that any of the foregoing occur prior to the signing of the underwriting agreement related to the Public Offering, the Participating Entity Consideration and the Total Contributor Consideration may be increased or reduced by an amount determined by the disinterested directors of the Company (or a sole disinterested director, if there be only one disinterested director) (such disinterested directors or director of the Company, the “Authorized Parties”) to reflect the adjustments in the actual sale price of the Common Stock or the total value of the Participating Entity Interests ultimately contributed by the Contributors.

The risk of loss relating to the Participating Entity Interests and the underlying Properties contributed hereunder prior to Closing shall be borne by the Contributors. If, prior to the Closing, any Property is destroyed or materially damaged by fire or other casualty, or is taken by eminent domain or through condemnation proceedings, then the Company may, at its option, determine not to acquire the Contributors’ interests in the Participating Entity that directly or indirectly owns such Property that has been destroyed or damaged or taken. Under such circumstances, each Contributor acknowledges that the Total Contributor Consideration for the Contributors will likely be correspondingly reduced. After the occurrence of any such casualty or condemnation affecting a Property, the Company may also, at its option, elect to (a) acquire the Contributors’ interests in any such Participating Entity that directly or indirectly owns the affected Property, (b) direct Contributors to cause the Participating Entities, as applicable, to pay or cause to be paid to the Company any sums collected under any policies of insurance relating to such casualty or condemnation and otherwise assign to the Company all rights to collect such sums as may then be uncollected, and (c) adjust or settle any insurance claim or condemnation proceeding. Under such circumstances, the Total Contributor Consideration shall be reduced by the pro rata share of the amount of any deductibles or shortfalls (including lack of insurance) under the applicable insurance policies or award, plus all costs of collection, except with respect to a Property that is intended to be demolished or substantially demolished, in which case the Total Contributor Consideration shall be reduced by the lesser of (i) the pro rata share of the amount of any deductibles or shortfalls (including lack of insurance) under the applicable insurance policies or award, plus all costs of collection or (ii) the diminution in value of the Property or Participating Entity Interest. Insurance on the transferred Participating Entity Interests and the Properties shall be assigned to the Company at the Closing. If Participating Properties constituting more than 25% of the total value of the Participating Properties are partially or totally damaged or condemned prior to the Closing, the Company may elect, by notice to the Contributors given within twenty (20) days after the date of such damage or condemnation, to terminate this Agreement, in which case neither the Contributors nor the Company or Operating Partnership shall have any further rights or obligations under this Agreement.

Section 1.4 Allocation of Total Contributor Consideration. In connection with the Closing, the Total Contributor Consideration shall be allocated among the Participating Entity Interests as reasonably determined by the Company’s independent public accountants (with any adjustments thereto by reason of events occurring under Sections 1.9(b) and 1.10 being allocable to the Participating Entity Interests involved, as appropriate). At or in connection with the Closing, the Company shall cause and the Contributors shall each cause their accountants to meet with each other to determine the appropriate allocations of the Total Contributor Consideration among the various Participating Entity Interests based on their respective shares of the Total Contribution Consideration. Each Contributor, the Company and the Operating Partnership agree to (a) be bound by such allocations, (b) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto, and (c) take no position, and cause their Affiliates to take no position, inconsistent with such allocations for income tax purposes.

Section 1.5 Authorization. Each Contributor authorizes the Authorized Parties to make any and all determinations to be made by such Contributor pursuant to Section 1.3, and any and all such determinations shall be final and binding on all parties.

Section 1.6 Tax Treatment as Contribution. The contribution, transfer, conveyance and assignment of Participating Entity Interests and/or Properties to the Operating Partnership from the Company shall be effected in a transaction qualifying under Section 721 of the Code.

Section 1.7 Final Year Allocation. To the extent that a Participating Entity Agreement does not provide for final year tax allocations, each Contributor agrees to use the “interim closing of the books” method as provided in Section 706 of the Code to allocate income and loss for the year in which the Closing occurs.

Section 1.8 Other Tax Matters.

(a) Section 704(c) Method. The Operating Partnership shall use the “traditional method” described in Treas. Reg. § 1.704 3(b) with respect to the contributed Participating Entity Interest and related Properties following any Book-Up Event (as defined in the agreement of limited partnership, as it may be subsequently adopted, amended or restated of the Operating Partnership).

(b) Carryover Basis. The parties confirm that (i) the interests in the Participating Entities will be contributed to the Company at the Closing in a tax-free contribution to the Company under Section 351(a) of the Code (and then by the Company to the Operating Partnership in a tax-free contribution under Section 721 of the Code); provided, that the Contributors shall recognize income upon such contribution to the extent required by Sections 351 and 357(c) of the Code (with respect to the assumption of the Contributors’ liabilities and the Tax Coverage Payment under Section 1.2 constituting boot, and other liabilities assumed with respect to the Participating Interests in excess of basis); (ii) the Company and the Operating Partnership will have a carryover basis in the Participating Entity Interests equal to that of the Contributors (plus gain recognized by the Contributors on the contribution under Section 351 and Section 357(c) of the Code); (iii) the estimated tax basis of the Properties owned by such Participating Entities (which amount is set forth on Exhibit F) is less than their aggregate fair market value at the Closing, as a result of which there is inherent gain (“Inherent Gain”) in the hands of the Operating Partnership upon contribution; and (iv) the Operating Partnership and the Company will recognize the full amount of such Inherent Gain upon the sale of the Participating Entity Interests or underlying Property in a taxable transaction without any claim against Contributors with respect thereto by the Operating Partnership or the Company (but subject to the forfeiture provisions of Section 1.10).

(c) Tax Coverage Payments. The Contributors will recognize gain from the following elements of the Formation Transactions in the manner described below: (i) liabilities assumed in excess of the applicable Contributor’s tax basis for the property contributed, (ii) the obligations of Contributors described on Exhibit C that are being assumed by the Company in the Formation Transactions, and (iii) the payment by the Company to them of the Tax Coverage Payment under Section 1.2 and as described below in this Section 1.8(c) (collectively, the “Taxable Events”). Each Contributor shall receive a Tax Coverage Payment from the Company, if and when requested by the Contributor at any time up to 12 months after the Closing, equal to the sum of (A) the combined federal and state income tax liability that such Contributor would recognize by reason of the Taxable Events if (1) such Contributor were an individual residing in California who was subject to the maximum federal and state income tax rates on the income recognized, computed by taking into account any net operating losses attributable to the Participating Entity Interests available to offset the gain or income arising from the Taxable Events after first applying such net operating losses to offset such Contributor’s income and that of its owners from other sources for taxable years beginning before the Closing Date, the deductibility of state taxes for federal income tax purposes, and the character of the income so recognized as being capital or ordinary (taking into account applicable holding periods), plus (B) an additional amount equal to the additional federal and state income tax payable by such Contributor on the amounts payable to such Contributor by the Company under the preceding clause (A) and this clause (B) (using the same assumptions set forth in the preceding clause (A)). The Company shall cause its certified public accountants to meet with the Contributors’ certified public accountants concerning the computation of the Tax Coverage Payment to be made to each Contributor at the Closing, and the preliminary determination of the Tax Coverage Payment to each Contributor shall be calculated at least 10 business days before the Closing, and such preliminary calculation shall be used to determine the Total Contributor Consideration and Tax Coverage Payment to be issued and paid at the Closing (or within 12 months thereafter if and when requested by a Contributor, including any adjustments described below in this Section 1.8(c)). If it is determined within 12 months after the date of the Closing that the preliminary calculation of the Tax Coverage Payment is incorrect for any reason (including by reason of the actual date of the Closing being different from the date used in the preliminary calculation or by reason of error), the Company and the Contributors shall cause such certified public accountants to meet and determine the correct Tax Coverage Payment to be made to each Contributor pursuant to Section 1.2(b) (with corresponding increases or decreases, as appropriate, using the actual per share initial public offering price in the Public Offering, in the amount of Common Stock issued pursuant to Section 1.2(a) to reflect any decrease or increase, respectively, in the amount of the Tax Coverage Payment so made or to be made). If such determination occurs after such 12 month period, there shall be no such adjustment and no Contributor shall receive any additional Tax Coverage Payment with respect thereto beyond those Tax Coverage Payments already received at the end of such period.

(d) Tax Distributions to LTIP Holders. The General Partner shall cause the Partnership to make periodic tax distributions to each LTIP Unitholder on or before the date estimated taxes would be due to be paid by such LTIP Unitholder on the income or gain allocated to such LTIP Unitholder with respect to such LTIP Unitholder’s LTIP Units (“Tax Distributions”). The amount of Tax Distributions to be made by the Partnership to each LTIP Unitholder shall be an advance against distributions otherwise distributable to such LTIP Unitholder (including amounts payable on a redemption thereof) and shall equal the excess of (1) the sum of the combined, cumulative federal and state income tax liability that such LTIP Unitholder would recognize by reason of allocations of taxable income with respect to such LTIP Units if such LTIP Unitholder were an individual residing in California who was subject to the maximum federal and state income tax rates on the income recognized, computed by taking into account (a) the deductibility of state taxes for federal income tax purposes, (b) the character of the income recognized as capital or ordinary, and (c) applicable holding periods (but not taking into account any of the LTIP Unitholder’s actual tax attributes for the year that are unrelated to the Operating Partnership), over (2) the cumulative distributions (including Tax Distributions) theretofore made (or currently being made) to such LTIP Unitholder by the Operating Partnership with respect to such LTIP Units.

Section 1.9 Contingent Common Stock for Contributors. The Company shall have the contingent obligation to issue additional Common Stock (the “Contingent Shares”) to the Contributors as follows:

(a) The Company shall have a contingent obligation to issue additional Common Stock to the Meruelo Trust in the event that the Operating Partnership sells or otherwise disposes of the Alameda Square project on or before the 10th anniversary of the Closing of the Public Offering as provided in the merger agreement related to the Merger involving Alameda Produce Market, Inc.

(b) If and when amounts owing under the note receivable from the Taylor Yards entity (the “Taylor Yards Note”) are paid from the condemnation proceeding on the Taylor Yards project, the Company shall issue to the Contributors a number of shares of Common Stock having a value equal to such payments (valuing the Common Stock for this purpose at the per share initial public offering price and treating such value as an adjustment to Total Contributor Consideration). In addition, the Company shall pay in cash (or shall cause the Operating Partnership to pay in cash) to the Contributors interest on such value, computed from the date of the Closing until the issuance of such shares, at the “applicable federal rate” established by the Internal Revenue Service for such period. Such shares and interest shall be allocated among the Contributors as follows: (x) 75% to Merco and (y) 25% to Sunstone, and such amounts shall be paid to the Contributors within three (3) business days after such amounts are paid to the Operating Partnership with respect to the Taylor Yards Note. The Company shall contribute any proceeds from the note receivable to the Operating Partnership in exchange for common units.

Section 1.10 Forfeitable Shares.

(a) Until the 10th anniversary of the consummation of the Public Offering (the “Forfeitability Period”) and as further provided in this Section 1.10, a number of shares of the Total Contributor Consideration the Meruelo Group and Sunstone will be subject to forfeiture if the Operating Partnership recognizes, in connection with the disposition during the Forfeitability Period of any of the Properties (including those owned by the Participating Entities and those contributed in the Mergers other than the Property identified as the “Alameda Square project” in the Registration Statement (as defined below)), any of the Inherent Gain (defined in Section 1.8) that the Operating Partnership will have immediately after consummation of the Public Offering and the Formation Transactions. The total number of shares of Common Stock that the Contributors will collectively forfeit is a number of shares having an aggregate value equal to the federal and state income tax liability that the Company owes on its allocated share of such recognized income from such disposition (valuing each share of Common Stock for this purpose at the per share initial public offering price in the Public Offering), with the value of the forfeited shares constituting an adjustment to the Total Contributor Consideration received by the Contributors; provided that notwithstanding anything in this Agreement or the Merger Agreements to the contrary, in no event shall Meruelo Trust and Sunstone be required to forfeit shares of Common Stock having an aggregate value (as calculated above) in excess of the Maximum Tax Forfeiture Amount. The “Maximum Tax Forfeiture Amount” means the portion of the federal and state income tax liability on the Inherent Gain of the Company that is calculated by the Company and the Contributors, reasonably and in good faith, using the following principles:

(i) the Inherent Gain will be computed based on the excess of (A) the sum of (I) the aggregate value of the Properties that are the subject of the Formation Transactions

(including the Mergers) with such aggregate value being deemed to be equal to the product of (aa) the lower of (x) the midpoint of the initial public offering price set forth on the cover of the last preliminary prospectus for the Public Offering and (y) the actual per share initial public offering price of the Public Offering, multiplied by (bb) the number of Shares of Common Stock issued in the Formation Transactions to the Contributors, plus (II) the debt attributable to the Participating Entity Interests and the Merger Participants, minus (B) the Tax Basis of the Company in the Participating Entity Interests and the Merger Participants after the Formation Transactions;

(ii) the Maximum Tax Forfeiture Amount shall be reduced by the federal and state income tax that would be payable by the Company on the amount of Inherent Gain allocated to the twenty-four Properties identified on Exhibit G, as shown on such Exhibit; and

(iii) the Maximum Tax Forfeiture Amount (after applying preceding clauses (i) and (ii) of Section 1.10(a)) shall be reduced by a percentage equal to the percentage of the shares of Common Stock of the Company outstanding immediately after the Public Offering and the Formation Transactions (assuming that no Contingent Shares are issued) that has been issued to the Contributors in connection with the Formation Transactions (including the Mergers).

(b) Meruelo Trust, Merco and Sunstone shall each bear its share of any forfeiture hereunder determined in proportion to their respective shares of the Total Contributor Consideration or Merger Consideration attributable to the particular Property being disposed of during the Forfeiture Period.

(c) Each of Meruelo Trust, Merco and Sunstone agree not to pledge, sell or otherwise dispose of a number of shares of its Total Contributor Consideration having a value (based on the per share initial public offering price in the Public Offering) equal to the portion of the remaining Maximum Tax Forfeiture Amount that could be allocable to such Contributor at such time.

(d) Any shares of Common Stock forfeited hereunder shall be forfeited for all purposes on March 15 of the calendar year following the calendar year in which the disposition of the affected Property occurs.

ARTICLE 2

CLOSING

Section 2.1 Conditions Precedent. The effectiveness of the Company’s Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission after the execution of this Agreement (as amended from time to time, the “Registration Statement”) and the consummation of the Public Offering are conditions precedent to the obligations of all parties to this Agreement to effect the transactions contemplated by this Agreement on the Closing Date (as defined in Section 2.2). These conditions may not be waived by any party to this Agreement.

The obligations of the Company and the Operating Partnership to effect the transactions contemplated hereby and the Formation Transactions shall be subject to the following additional conditions precedent:

(a) the representations and warranties of each Contributor contained in this Agreement shall have been true and correct on the date such representations and warranties were made and shall be true and correct on the Closing Date as if made at and as of the Closing Date;

(b) each obligation to be performed by each Contributor it shall have been duly performed by such Contributor on or before the Closing Date, and such Contributor shall not have breached any of its covenants contained herein;

(c) concurrently with the Closing, each Contributor, directly or through the Attorney-in-Fact (as defined in Section 6.1), shall have executed and delivered to the Company the documents required to be delivered pursuant to Section 2.3;

(d) all necessary consents or approvals of governmental authorities or third parties (including, without limitation, lenders to any Contributor or Participating Entity) to the consummation of the transactions contemplated herein and the Formation Transactions shall have been obtained, other than the consents or approvals of lenders whose loans are to be repaid before or immediately after the Closing;

(e) there shall not have occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results or prospects of operation of the Properties, taken as a whole;

(f) no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending or threatened in writing; and

(g) at the Closing, each Participating Entity shall have obtained an irrevocable commitment (in the form of a title company signed closing instruction letter) from a title insurance company satisfactory to the Company (the “Title Insurance Company”) to issue as of the Closing Date an ALTA Owner’s Title Insurance Policy 1992 Form for each Property, insuring each of the Participating Entities’ fee simple title to each Property owned by the Contributors (as opposed to Properties for which the Contributors lease and/or have contractual rights to purchase or offer to purchase all as set forth on Exhibit B) as of the Closing Date, including all recorded appurtenant easements insured as separate easements described in “Schedule A” to such Title Policies (as defined below) if such easements are necessary to the function of the property, with gap coverage from the Contributors through the date of recording (if applicable), subject only to Permitted Liens (as defined in Section 3.3(a)), in such amounts as the Company reasonably determines to be the value of the Property insured thereunder, and each of such policies shall name the Company and the Operating Partnership as additional insureds (to the extent such endorsement naming the Company as an additional insured is available on a commercially reasonable basis), shall have the creditor’s rights exception deleted, shall contain all endorsements reasonably requested by the Company (including, without limitation, extended coverage endorsements and non-imputation endorsements to the extent available), may contain a survey exception and shall otherwise be in form and substance reasonably satisfactory to the Company (collectively, the “Title Policies”).

Any of the foregoing conditions in clauses (a) through (g) may be waived by the Company in its sole and absolute discretion.

Section 2.2 Date, Time and Place of Closing. The date, time and place of the transactions contemplated hereunder shall be the day on which the Company receives the proceeds from the Public Offering from the underwriter(s) at 10:00 a.m. in the office of DLA Piper US LLP, 550 South Hope Street, Suite 2300, Los Angeles, California (the “Closing” or “Closing Date”). The transfers described in Article 1 of this Agreement, all closing deliveries, and the consummation of the Public Offering, shall be deemed concurrent for all purposes.

Section 2.3 Closing Deliveries. At the Closing, each party shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively, the “Closing Documents”) necessary to carry out the intention of this Agreement, which Closing Documents and other items shall include, without limitation, the following:

(a) a Contribution and Assumption Agreement substantially in the form attached hereto as Exhibit D for each Participating Entity Interest;

(b) for each Contributor, one or more stock certificates registered in the name of such Contributor evidencing the issuance of such Contributor’s Total Contributor Consideration;

(c) an affidavit from each Contributor in the form of Exhibit H, stating, under penalty of perjury, such Contributor’s United States Taxpayer Identification Number and that such Contributor is not a foreign person pursuant to section 1445(b)(2) of the Code and a comparable affidavit satisfying California and any other state withholding requirements;

(d) all title insurance policies, leases, lease files, contracts, stock certificates, original promissory notes held by a Participating Entity and other indicia of ownership with respect to each Participating Entity that are in such Contributor’s possession or that can be obtained through reasonable efforts in such Contributor’s capacity as a partner or interest holder of any Participating Entity shall be delivered to the Company;

(e) a certificate from each Contributor affirming that the representations and warranties made by such Contributor pursuant to this Agreement remain true and correct as of the Closing Date and that all obligations to be performed by such Contributor under this Agreement have been performed by such Contributor on or before the Closing Date;

(f) if requested by the Company, certified copies of all organizational documents for each Contributor that is an entity, together with certified copies of all appropriate trust or limited liability company actions authorizing the execution, delivery and performance by each Contributor of this Agreement, any related documents and the Closing Documents;

(g) evidence reasonably satisfactory to the Company that the lender of any borrowed money secured by a mortgage or deed of trust disclosed in the Title Reports, other than those lenders whose loans are being repaid before or immediately after the Closing, has consented to the transaction as required by any loan document, deed of trust, mortgage or other evidence of indebtedness related to any Property;

(h) any other documents reasonably requested by the Company to assign, transfer, convey, contribute and deliver the Participating Entity Interests, free and clear of all Encumbrances, and effectuate the transactions contemplated hereby, including, without limitation, any documents necessary to enable the Title Insurance Company to issue the Title Policies as of the Closing Date; and

(i) all state and local transfer tax returns and any filings to be made in any applicable governmental jurisdiction in which the Company or the Operating Partnership is required to file its organizational documentation or in which the recording of the Contribution and Assumption Agreement is required.

Section 2.4 Closing Costs. The Company shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees and any other closing costs incurred in connection with the transactions contemplated hereby; provided, that each Contributor shall be responsible for its own legal costs incurred by such Contributor in connection herewith.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES AND INDEMNITIES

Section 3.1 Representations and Warranties of the Company. The Operating Partnership and the Company hereby represent and warrant to, and covenant with, each Contributor that:

(a) Organization; Authority. Each of the Company and the Operating Partnership has been duly formed and is validly existing under the laws of the State of Delaware with requisite corporate or limited partnership power and authority, as applicable, to enter this Agreement and all agreements contemplated hereby. The persons and entities executing this Agreement and all agreements contemplated hereby on behalf of the Company and the Operating Partnership have the power and authority to enter into this Agreement and such other contemplated agreements.

(b) No Violation. The execution, delivery and performance by the Company and the Operating Partnership of its obligations under this Agreement and all other agreements contemplated hereby will not contravene any provision of applicable law, the certificate of incorporation and bylaws of the Company or the certificate of limited partnership or agreement of limited partnership of the Operating Partnership, or any material agreement or other material instrument binding upon the Company or the Operating Partnership, or any applicable law, judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or the Operating Partnership, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance by the Company or the Operating Partnership of its obligations under this Agreement and all other agreements contemplated hereby.

(c) No Brokers. Except as set forth on Schedule 3.1(c), neither the Company nor the Operating Partnership has entered into, nor will either of them enter into, any agreement, arrangement or understanding with any person or firm that will result in the obligation of any Contributor or any Contributor’s equity holders or beneficiaries to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(d) Valid Issuance of Common Stock. The Common Stock, when issued and delivered in compliance with the provisions of the Agreement will be validly issued, and will be fully paid and nonassessable. The Common Stock will be free of any Encumbrances; provided, however, that the Common Stock is subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth in the Agreement. The Common Stock is not subject to any preemptive rights or rights of first refusal.

Section 3.2 Indemnification by Company and Operating Partnership. The Company and the Operating Partnership shall indemnify and hold harmless each Contributor and its directors, officers, employees, agents, representatives, beneficiaries, equity interest holders and Affiliates (each of which is an “Indemnified Contributor Party”) from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Contributor Party in connection with: (a) any breach of a representation, warranty or covenant of the Company or the Operating Partnership contained in this Agreement (including, without limitation, any breach of the Power of Attorney as set forth in Article 6 below), (b) the Company’s or the Operating Partnership’s operation of any Participating Entities or the Properties following the Closing, and (c) all of (i) the liabilities and obligations of the Participating Entities whether arising before or after the Closing and (ii) the obligations of Contributors described on Exhibit C; provided, that neither the Company nor the Operating Partnership shall have any obligation under this Agreement to indemnify or hold harmless any Contributor from (A) any Losses arising from such Contributor’s breach of a representation, warranty or covenant of this Agreement or any of such Contributor’s or such Participating Entity’s organizational documents or any agreement executed and delivered to the Company or the Operating Partnership in connection with this Agreement, or (B) such Contributor’s fraud, gross negligence or willful misconduct. The notice and defense requirements set forth in Section 3.4(d) shall apply mutatis mutandis to this Section 3.2; provided, that if the Company or the Operating Partnership is required to retain counsel, any such counsel shall be selected by the Company (and may include DLA Piper US LLP). Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Operating Partnership shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of the Company’s representations, warranties and covenants contained in this Agreement, or in any Schedule, certificate or affidavit delivered by it pursuant hereto, other than pursuant to this Section 3.2 (and the notice and defense requirements of Section 3.4(d)), which represents the exclusive remedy available to an Indemnified Contributor Party in respect of the matters covered by this Section 3.2. Notwithstanding anything contained herein to the contrary, no Indemnified Contributor Party shall have the right to receive or recover incidental, special, consequential or punitive damages against the Company or the Operating Partnership by reason of any breach under or in connection with this Agreement or any schedule, exhibit, certificate or affidavit or any other document delivered by the Company or the Operating Partnership pursuant to this Agreement (unless such incidental, special or consequential (but not punitive) damages are incurred by an Indemnified Company Party as a result of a third party claim for Losses), and each Indemnified Contributor Party hereby waives any and all rights to receive such damages.

Section 3.3 Representations and Warranties of the Contributors. Each Contributor represents and warrants to the Company as set forth below in this Section 3.3 with respect to each Participating Entity in which such Contributor owns an interest and the Property or Properties owned by such Participating Entity. Unless otherwise expressly provided in this Agreement, each Contributor makes no representation, warranty, covenant or agreement to indemnify any Indemnified Company Party (as defined in Section 3.4(b)(i)), except with respect to the interests in each Participating Entity to be transferred by such Contributor identified on Exhibit A and the Properties owned by such Participating Entity.

(a) Additional Defined Terms. The following terms have the meanings set forth below.

Actions: Means all actions, litigation, written claims, complaints, charges, written accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, judicial or administrative or before any arbitrator or governmental body or agency.

Affiliate: Means a person who as to another person controls, is controlled by, or is under common control with, such other person.

CalPERS: Means the California Public Employees’ Retirement System.

CalPERS Documents: Means the documents executed in connection with or pursuant to the CalPERS Facility.

CalPERS Facility: Means that certain revolving credit facility of approximately $150 million provided to Meruelo Maddux California Future Fund, LLC by CalPERS, as amended from time to time.

Claims: Means claims, disputes or Actions pending or, to Knowledge, threatened that directly or indirectly affect any of the Contributor, the Participating Entity, the Participating Entity Interests with respect to such Participating Entity or the Properties owned by such Participating Entity.

Disclosure Schedules: Means the Disclosure Schedule dated of even date herewith and delivered by Contributors to the Company and the Operating Partnership and attached to this Agreement.

Encumbrances: Means, with respect to the subject personal property, each of the following, other than any of the following that would constitute Permitted CalPERS Claims: all pledges, liens, options, charges, security interests, restrictions, prior assignments, encumbrances, rights of others, licenses, or other similar arrangement or interest in personal property of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by the personal property in question.

Knowledge: Means, with respect to any representation or warranty so indicated, the actual knowledge of the signatory to this Agreement, without any duty of inquiry or investigation.

Liens: Means, with respect to the subject real property, each of the following, other than any of the following that would constitute Permitted Liens: all mortgages, deeds of trust, pledges, liens, options, charges, security interests, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, rights of others, licenses, easements, or other similar arrangement or interest in real property of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by the real property in question.

Permitted CalPERS Claims: Means the security interest of CalPERS on any Participating Entity Interest that arises under the provisions of the CalPERS Documents.

Permitted Liens: Means

(i) Liens, or deposits made to secure the release of such Liens, securing taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued, but only to the extent such Liens have been disclosed in the Title Reports, Disclosure Schedules or the Registration Statement;

(ii) zoning laws and ordinances generally applicable to the districts in which the Properties are located that are not violated by the existing structures or present uses thereof;

(iii) Liens imposed by laws, such as carriers’, warehousemen’s, carriers’ and mechanics’ liens, and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings diligently pursued and as disclosed in the Title Reports, Disclosure Schedules or the Registration Statement;

(iv) non-exclusive easements for public utilities that do not have a material adverse effect upon, or interfere with the use of, the Properties;

(v) leases and licenses (and purchase rights contained therein) that are identified on a schedule provided pursuant to Section 4.2(d) that have otherwise been made available to Company, its agents and underwriters or that are oral leases that have a remaining term of less than twelve (12) months; and

(vi) any exceptions contained in the Title Reports or otherwise set forth in Schedule 3.3(b).

Person: Means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

Registration Statement: Means the Company’s Registration Statement on Form S-11.

Title Reports. Preliminary title reports or title commitments issued by the Title Insurance Company with respect to each Property, in each case dated not earlier than thirty (30) days prior to the date of this Agreement.

Value: Means, as of the applicable measuring date with respect to a share of Common Stock, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the measuring date. The term “Market Price” on any date means the Closing Price per share of Common Stock on such date. The “Closing Price” on any date means the last per-share sale price for the Common Stock, regular way, or, in case no such sale takes place on such day, the average of the per-share closing bid and asked prices, regular way, for the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq Global Market or, if the Common Stock is not listed or admitted to trading on the Nasdaq Global Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted per-share price, or, if not so quoted, the average of the per-share high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the per-share closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company or, in the event that no trading price is available for the Common Stock, the per-share fair market value of the Common Stock, as determined in good faith by the Board of Directors of the Company.

(b) Title. Each Participating Entity for which such Contributor has contributed its Participating Entity Interests owns (i), to such Contributor’s Knowledge, fee title to the Property or Properties identified as owned on Exhibit B, and (ii) the leasehold estate in the Property or Properties identified as leased on Exhibit B, in each case other than as (A) set forth in the Title Reports listed on Schedule 3.3(b), (B) set forth in the Registration Statement, or (C) as specifically identified on Exhibit B.

(c) Organization; Authority. Subject to the provisions of the CalPERS Documents, such Contributor has the full right, authority, power and legal capacity to enter into this Agreement and any other agreement, document or instrument to be executed and delivered by such Contributor pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby, including, without limitation, the conveyance of the Participating Entity Interests free and clear of all Encumbrances. Such Contributor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

(d) Due Authorization. The execution, delivery and performance of this Agreement and any other agreement, document or instrument to be executed and delivered by such Contributor pursuant to this Agreement pursuant to which such Contributor has contributed its Participating Entity Interests has been duly and validly authorized by all necessary action of such Contributor. Each of this Agreement and the agreements, documents and instruments executed and delivered by or on behalf of such Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable against such Contributor in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, as from time to time in effect, or the application of equitable principles.

(e) Consents and Approvals. Other than the consent of the Participating Entity’s lenders under loans, no consent, waiver, approval or authorization of any third party, including, without limitation, any governmental authority or agency, is required to be obtained by such Contributor or such Participating Entity for which such Contributor has contributed its Participating Entity Interests in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied or obtained prior to the Closing Date and except for such consents, waivers, approvals and authorizations the failure of which to obtain would not have a material adverse effect on the assets, business, financial condition, or results of operations of the Company, the Operating Partnership, their subsidiaries and the Properties taken as a whole (including those projects to be acquired in the Mergers), assuming that the Formation Transactions have occurred (a “Material Adverse Effect”) or on the ability of the Contributor to execute and deliver this Agreement and perform its obligations thereunder.

(f) Ownership of the Participating Entity Interests. Such Contributor is the sole record owner of the Participating Entity Interests to be transferred by such Contributor, free and clear of any Encumbrances and has good and valid title to such Participating Entity Interests, subject to the Permitted CalPERS Claims.

(g) Contract Properties.

(i) Except as set forth on Schedule 3.3(p), the Properties denoted on Exhibit B as (a) being owned by and subject to build to suit contracts with, Dynamic Builders, Inc., (b) being subject to executory purchase and sale agreements, and (c) being subject to an option to purchase or right of first refusal (collectively, the “Contract Properties”) are, to such Contributor’s knowledge, valid and enforceable against such Contributor in accordance with their respective terms and, to such Contributor’s Knowledge, are valid and enforceable against the Persons (other than such Contributor) that are parties to such contracts and instruments, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, as from time to time in effect, or the application of equitable principles.

(ii) To the Knowledge of such Contributor, there are no defaults or breaches with respect to the contracts and instruments governing the Contract Properties.

(h) Participating Entity Interests.

(i) The Participating Entity Interests contributed by such Contributor constitute all of the issued and outstanding interests owned (directly or indirectly) by such Contributor in the Participating Entity. Except as set forth in Schedule 3.3(h), such Contributor has no equity interest, either direct or indirect, in the Properties, except for the Participating Entity Interests which are the subject of this Agreement.

(ii) To the Knowledge of such Contributor, Schedule 3.3(h) sets forth the entire outstanding equity and distribution, profits or similar interest in the Participating Entity. The Participating Entity Interests owned by such Contributor are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights. The Participating Entity Interests owned by such Contributor have been issued in compliance with applicable law and the Participating Entity Agreements. To the Knowledge of such Contributor, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights or agreements of any kind outstanding to purchase or to otherwise acquire any of the interests that comprise the Participating Entity Interests or any securities or obligations of any kind convertible into any of the interests that comprise the Participating Entity Interests or other equity interests or profit participation of any kind in the Participating Entity. At the Closing, upon receipt of the consideration contemplated by this Agreement, such Contributor will have transferred its Participating Entity Interests to the Company free and clear of all Encumbrances.

(i) No Violation. Subject to the consent requirements contained in the loan documents for each Property, the CalPERS Documents and the Participating Entity Agreements, copies of which have been previously made available to the Company, its agents and underwriters, none of the execution, delivery or performance of this Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, (a) violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination or cancellation of (i) the organizational documents of such Contributor, (ii) any material agreement, document or instrument to which such Contributor is a party or by which such Contributor, its Participating Entity Interests or any of its assets or properties are bound or (iii) any applicable law, or term or provision of any judgment, order, writ, injunction, or decree of any governmental or regulatory authority, which is binding on such Contributor or by which such Contributor or any of its assets or properties are bound or subject or (b) result in the creation of any Encumbrance upon the Participating Entity Interests owned by such Contributor or any Lien on the Properties. Except as shall have been cured, consented to or waived prior to the Closing, none of the Contributors is in violation of its organizational documents.

(j) Non-Foreign Status. Such Contributor is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

(k) Withholding. Such Contributor shall execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state withholding provisions, including, without limitation, those referred to in Section 3.3(j) above and similar provisions under California law. If such Contributor fails to provide such certificates or affidavits, the Company may withhold a portion of any payments otherwise to be made to such Contributor as required by the Code or California law.

(l) Investment Purposes. Such Contributor acknowledges such Contributor’s understanding that the Common Stock to be acquired pursuant to this Agreement is not being registered under the Securities Act of 1933, as amended and the rules and regulations in effect thereunder (the “Act”) except as provided for in any registration rights agreement executed and delivered by the Company or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and the Company’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Contributor, including the following:

(i) Investment. Such Contributor is acquiring the Common Stock solely for such Contributor’s own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof. Such Contributor agrees and acknowledges that he or it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Common Stock unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws or (ii) counsel for such Contributor (which counsel shall be reasonably acceptable to the Company and may be DLA Piper) shall have furnished the Company with an opinion, reasonably satisfactory in form and substance to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Act and qualification or other compliance under applicable blue sky or state securities laws.

(ii) Knowledge. Such Contributor is knowledgeable, sophisticated and experienced in business and financial matters; such Contributor has previously invested in securities similar to the Common Stock and fully understands the limitations on transfer imposed by the federal securities laws and as described in this Agreement. Such Contributor is able to bear the economic risk of holding the Common Stock for an indefinite period and is able to afford the complete loss of such Contributor’s investment in the Common Stock. Such Contributor has received and reviewed all information and documents about or pertaining to the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership, and the issuance of the Common Stock as such Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions of the proposed management of the Company and receive answers about such information and documents, the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership and the Common Stock that such Contributor deems necessary or desirable to evaluate the merits and risks related to such Contributor’s investment in the Common Stock and to conduct its own independent valuation of the purchase of the Common Stock. Such Contributor acknowledges that any such questions posed were answered to such Contributor’s satisfaction. Such Contributor understands and has taken cognizance of all risk factors related to the purchase of the Common Stock, including, without limitation, the risk factors set forth in the Registration Statement. Such Contributor is a sophisticated real estate investor and developer. Such Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Contributor’s advisors (including tax advisors), and not upon that of the Company and Operating Partnership, for purposes of evaluating, entering into, and consummating the transactions contemplated by this Agreement.

(iii) Holding Period. Such Contributor acknowledges that it has been advised that (i) unless the Common Stock is subsequently registered under the Act or an exemption from such registration is available, the Common Stock must be held (and Contributor must continue to bear the economic risk of the investment in the Common Stock) indefinitely, (ii) a restrictive legend in the form hereafter set forth shall be placed on the certificates representing the Common Stock and (iii) stop transfer and other notations shall be made in the appropriate records of the Company and its transfer agent on behalf of the Company indicating that the Common Stock is subject to restrictions on transfer.

(iv) Accredited Investor. Such Contributor is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the Act).

(v) Legend. Each certificate representing the Common Stock shall bear the following legend:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

(m) No Brokers. Except as set forth on Schedule 3.3(m), neither such Contributor nor any of such Contributor’s respective managers, trustees, members or beneficiaries, as applicable, has employed or made any agreement with any broker, finder or similar agent or any Person that will result in the obligation of the Company or any of its Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(n) NASD Affiliation. Neither such Contributor nor any Affiliate of such Contributor is a member, Affiliate of a member or person associated with a member of the National Association of Securities Dealers, Inc. (“NASD”). Neither such Contributor nor any of its Affiliates owns any stock or other securities of any NASD member not purchased in the open market, or have made any outstanding subordinated loans to a NASD member. (A company or natural person is presumed to control a member of the NASD and is therefore presumed to constitute an Affiliate of such member if the company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of the NASD and is therefore presumed to constitute an Affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.)

(o) Taxes. Each Contributor makes the following representations with respect to each Participating Entity for which such Contributor has contributed its interests (“Contributed Entity”), and with respect to itself as to Section 3.3(o)(viii) below:

(i) All tax returns required to be filed by or on behalf of each Participating Entity for which such Contributor has contributed its interests have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such tax returns were true, complete and correct in all material respects; (ii) all taxes due and payable by or on behalf of each such Participating Entity, either directly or otherwise, have been fully and timely paid, except to the extent adequately reserved for in accordance with generally accepted accounting principles consistently applied on the balance sheet of such Participating Entity, and adequate reserves or accruals for taxes have been provided in the balance sheet of such Participating Entity with respect to any period through the date hereof for which tax returns have not yet been filed or for which taxes are not yet due and owing; (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of taxes (including, but not limited to, any applicable statute of limitations) has been executed or filed with any taxing authority by or on behalf of such Participating Entity, and (iv) such Participating Entity (other than Meruelo Maddux Construction, Inc., which is a taxable corporation) is, and at all times during its existence has been, an S corporation or limited liability company that is taxable as a partnership (rather than being taxable as an association or a publicly-traded partnership taxable as a corporation).

(ii) Each Participating Entity for which such Contributor has contributed its interests has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has duly and timely withheld from employees’ salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(iii) Each Participating Entity for which such Contributor has contributed its interests has made available to Company, its agents and underwriters complete copies of any audit report issued within the last three years relating to any material taxes due from or with respect to such Participating Entity with respect to its income, assets or operations.

(iv) No claim has been made by a taxing authority in a jurisdiction where any Participating Entity for which such Contributor has contributed its interests Contributed Entity does not file an income or franchise tax return that such Contributed Entity is or may be subject to taxation by that jurisdiction.

(v) There are no deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the tax returns of or covering or including any Participating Entity for which such Contributor has contributed its interests, or such deficiencies or assessments have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has such Participating Entity received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority by such Participating Entity; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against such Participating Entity for any subsequent taxable period that could be material.

(vi) Neither any Participating Entity for which such Contributor has contributed its interests nor any other person on behalf of such Participating Entity has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to such Participating Entity.

(vii) There are no Liens as a result of any unpaid taxes (other than statutory liens for taxes not yet delinquent) upon any of the assets of any Participating Entity for which such Contributor has contributed its interests, other than Permitted Liens.

(viii) Such Contributor is a United States person within the meaning of Section 7701(a)(30) of the Code.

(ix) No Participating Entity for which such Contributor has contributed its interests constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

(x) No Participating Entity for which such Contributor has contributed its interests has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(p) Litigation. Except as set forth on Schedule 3.3(p) or in the Registration Statement, there is no Action pending and for which service has occurred or, to the Knowledge of such Contributor, threatened in writing materially and adversely affecting any Participating Entity for which such Contributor has contributed its Participating Entity Interests, all or any portion of such Contributor’s Participating Entity Interests, such Contributor’s ability to execute and deliver this Agreement and perform its obligations thereunder or any Property owned by such Participating Entity, or which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or seeks restraint, prohibition, damages or other relief in connection with this Agreement or (ii) could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.3(p), no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration naming or specifically identifying such Contributor, any Participating Entity for which such Contributor has contributed its Participating Entity Interests, all or any portion of such Participating Entity Interests or any Property owned by such Participating Entity that in any such case would impair such Contributor’s ability to enter into and perform all of its obligations under this Agreement or would reasonably be expected to have a Material Adverse Effect.

(q) Leases. Other than month-to-month leases and leases that may be terminated on 30 days’ notice or less, true, correct and complete copies of all leases, subleases and rights of occupancy in effect with respect to the Property or Properties owned by any Participating Entity for which such Contributor has contributed its Participating Entity Interests (the “Leases”), together with all amendments and supplements thereto and all other documents and correspondence relating thereto, have been delivered or made available to the Company, its agents and underwriters. To such Contributor’s Knowledge, except as set forth on Schedule 3.3(q), all Leases involving annual rental payments in excess of $1,000,000 or total rental payments in excess of $12,000,000 and all leases under which a Participating Entity for which such Contributor has contributed its Participating Entity Interests and leases space (collectively “Material Leases”) are valid and enforceable and presently in full force and effect. Except as set forth on Schedule 3.3(q), neither the Participating Entity nor, to the Knowledge of such Contributor, any third party lessee or lessor, as applicable, under any Material Lease, is in default under such Material Lease. To the Knowledge of such Contributor, no third party tenant under any of the Leases has an option or right of first refusal to purchase the premises demised under such Lease. To the Knowledge of such Contributor, the consummation of the transactions contemplated by this Agreement will not give rise to any breach, default or any event that, but for the passage of time or the giving of notice, or both, would constitute a default under any of the Leases, except such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Material Leases is assignable by the Participating Entity that is a party thereto and for which such Contributor has contributed its Participating Entity Interests and, except as disclosed on Schedule 3.3(q), none of the Material Leases requires the consent or approval of any party in connection with the transactions contemplated by this Agreement or the Closing Documents. To the Knowledge of such Contributor, with respect to each Property owned by a Participating Entity for which such Contributor has contributed its Participating Entity Interests, there is no material misstatement with respect to the information regarding the leases included in the Registration Statement.

(r) Other Contracts. To the Knowledge of such Contributor, (i) each material agreement, undertaking or contract affecting any Property owned by any Participating Entity for which such Contributor has contributed its Participating Entity Interests other than the Leases, written or oral, is valid and binding on such Participating Entity (the “Material Other Agreements”) and such Participating Entity Interest and is in full force and effect in all material respects, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, as from time to time in effect, or the application of equitable principles, and (ii) no party to any such agreement, undertaking or contract has breached or defaulted (with or without the passage of time or the giving of notice or both) or given or received any written notice of any uncured default under the terms of such Material Other Agreement, except for such breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect. The Participating Entities for which such Contributor has contributed its Participating Entity Interests has made and will make available to the Company, its agents and underwriters prior to the Closing Date, true, correct and complete copies of all Material Other Agreements, including all material amendments, modifications and supplements thereto.

(s) Liabilities; Indebtedness. Except as disclosed in the Registration Statement, any Participating Entity for which such Contributor has contributed its Participating Entity Interests has not incurred any indebtedness related to any of the Properties owned by such Participating Entity except in each instance for trade payables and other customary and ordinary expenses in the ordinary course of business.

(t) Insurance. Each Participating Entity for which such Contributor has contributed its Participating Entity Interests, directly or through its tenants, currently maintains or causes to be maintained customary public liability, casualty and other insurance coverage with reputable insurance companies (excluding in all cases, earthquake, flood and terrorism insurance coverage) with respect to the Property or Properties owned by such Participating Entity in commercially reasonable amounts. All such insurance coverage shall be maintained in full force and effect through the Closing Date and all premiums due and payable thereunder have been fully paid when due. No written notice of cancellation, default or non-renewal, or of non compliance with existing financing arrangements, has been received or to Contributors’ Knowledge threatened with respect thereto.

(u) Personal Property. All equipment, fixtures and personal property located at or on any Property that is owned by any Participating Entity for which such Contributor has contributed its Participating Entity Interests shall remain and not be removed by such Contributor prior to the Closing Date, except for equipment that becomes obsolete or unusable, which may be disposed of or replaced in the ordinary course of business.

(v) No Other Agreements to Sell. Except for the CalPERS Documents, the Participating Entity Agreements and as otherwise set forth on Schedule 3.3(v), such Contributor has not entered into any agreement with, and has no obligation (absolute or contingent) to, any other Person to sell, transfer or in any way encumber any of such Contributor’s Participating Entity Interests or to not sell such Contributor’s Participating Entity Interests, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to such Contributor’s Participating Entity Interests. Neither such Contributor nor any Participating Entity for which such Contributor has contributed its Participating Entity Interests has made any agreement with, and has no obligation (absolute or contingent) to, any other Person to sell, transfer or in any way encumber any Property owned by such Participating Entity or to sell any Property owned by such Participating Entity, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to any Property owned by such Participating Entity.

(w) Environmental Conditions. To the Knowledge of such Contributor and except as set forth in the environmental reports listed on Schedule 3.3(w)(i) or otherwise disclosed on Schedule 3.3(w)(ii), with respect to any Property owned by any Participating Entity for which such Contributor has contributed its Participating Entity Interests:

(i) such Participating Entity has not placed, located, sited or buried any underground storage tanks at such Property and no underground storage tanks are located on, at or under such Property;

(ii) such Participating Entity has never used any part of such Property as a sanitary landfill, waste dump site or for the treatment, storage or disposal of hazardous waste as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), as amended (“RCRA”);

(iii) such Properties are currently in compliance with all Environmental Laws (as defined below) and no environmental condition exists in, on, under or upon such Property or any portion thereof that, in each case, would reasonably be likely to result in a Material Adverse Effect;

(iv) neither such Contributor nor such Participating Entity has received written notice of violation or other written communication from any person (including any governmental agency or authority, including the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party) alleging any violation of, or requiring compliance with, any Environmental Law or environmental permit or demanding payment or contribution for any release or other environmental damage in, on, under or upon such Property that could reasonably be expected to have a Material Adverse Effect;

(v) the Participating Entity has not placed or permitted the placement of any Hazardous Materials in, on, under or over such Property in violation of any applicable Environmental Law;

(vi) no investigation or litigation with respect to Hazardous Materials located in, on, under or upon any of the Properties is pending or has been overtly threatened by any governmental entity or any third party that could reasonably be expected to have a Material Adverse Effect;

For the purposes of this Section 3.3(w), “Hazardous Materials” means (a) any “hazardous waste,” “underground storage tanks,” “petroleum,” “regulated substance,” or “used oil” as defined by the RCRA, or by any regulations promulgated thereunder, (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), as amended, or by any regulations promulgated thereunder (including, without limitation, asbestos, radon, mold and lead-based paint), (c) any “oil” or other “hazardous substance” as defined by the Oil and Hazardous Substance Control Act of 1976, as amended, or by any regulations promulgated thereunder, (d) any substance the presence of which on, in or under any real property is prohibited by any applicable Environmental Law or (e) any other hazardous materials as to which remedial action is required under applicable Environmental Laws; and “Environmental Laws” means all federal, state or local laws, regulations and ordinances regulating the use, transportation, characterization, remediation, treatment or disposal of Hazardous Materials or otherwise regulating public health.

(x) Compliance With Laws. In connection with the operation of the Properties, to the Knowledge of such Contributor, except as set forth in the Disclosure Schedules or in the Registration Statement and except with respect to buildings to be demolished or substantially demolished, the Properties owned by the Participating Entities for which such Contributor has contributed its Participating Entity Interests have been maintained and are in compliance with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire and safety, conservation, parking, Americans with Disabilities Act, zoning and building laws) whether federal, state or local, foreign, statutory or common except where the failure to be in compliance with such laws would not reasonably be expected to have a Material Adverse Effect. Any Participating Entity for which such Contributor has contributed its Participating Entity Interests possesses such certificates, approvals, licenses, authorities or permits issued by the appropriate local, state or federal agencies or bodies as are necessary to conduct its business of owning real estate (excluding discretionary permits and approvals which have not been issued as of the Closing Date), and, to the Knowledge of such Contributor, such Participating Entity has not received any written notice of proceedings relating to the revocation or modification of any such certificate, approval, license, authority or permit that, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a Material Adverse Effect. All approvals regarding zoning, land use, subdivision, environmental and building and construction laws, ordinances, rules and regulations have been obtained for the current use of any Property owned by any Participating Entity for which such Contributor has contributed its Participating Entity Interests, and such approvals will not be invalidated by the consummation of the transactions contemplated by this Agreement and the Closing Documents, other than any such approvals the failure of which to obtain or the invalidation of which would not have a Material Adverse Effect.

(y) Condemnation and Zoning. Except as disclosed on Schedule 3.3(p) or Schedule 3.3(y) or in the Registration Statement, (i) there are no pending or, to the Knowledge of such Contributor, proposed or threatened in writing condemnation, eminent domain or similar proceedings, or negotiations for purchase in lieu of condemnation, that affect or would affect any portion of any Property that is owned by any Participating Entity for which such Contributor has contributed its Participating Entity Interests; and (ii) such Participating Entity has not received any written notice that remains uncured from any governmental authority stating that any Property owned by such Participating Entity is currently violating any zoning, land use or other similar rules or ordinances in any material respect that would reasonably be expected to have a Material Adverse Effect.

(z) ERISA. Except as set forth on Schedule 3.3(z), to the Knowledge of such Contributor, no Participating Entity for which such Contributor has contributed its Participating Entity Interests has any (i) labor agreement to which it is a party, or by which it is bound, including, without limitation, “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan, fund, program or contract to which it is a party, or by which it is bound; (iii) written or other formal personnel policies; or (iv) plan or agreement under which “fringe benefits” (including, but not limited to, vacation plans or programs, sick leave plans or programs, and related benefits) are afforded to its employees.

(aa) Bankruptcy. (i)To such Contributor’s Knowledge, there has not been filed any petition or application with respect to, or any proceeding commenced by or against, any of the assets of any Participating Entity for which such Contributor has contributed its

Participating Entity Interests under any bankruptcy law, and such Participating Entity has not made any assignment for the benefit of creditors, (ii) neither such Participating Entity nor such Contributor is “insolvent” within the meaning of any bankruptcy law and (iii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall render such Contributor insolvent.

(bb) Tax Matters; Professionals. Each Contributor jointly and not severally represents and warrants that it has obtained from DLA Piper US LLP and Ernst & Young LLP advice regarding the tax consequences of (i) the transfer of its Participating Entity Interests to the Company or its subsidiaries and the receipt of Common Stock as consideration therefor and (ii) the Mergers. Each Contributor further severally and not jointly represents and warrants that it has not relied on the Company or the Operating Partnership, or their Affiliates, advisors, representatives or counsel (other than DLA Piper US LLP and Ernst & Young LLP), for such tax advice.

(cc) Licenses and Permits. To the Knowledge of such Contributor, except as set forth in Schedule 3.3(cc) and except with respect to improvements intended to be demolished, all notices, licenses, permits, certificates (including certificates of occupancy), rights, privileges, franchises and authority that are required in connection with the construction, use, occupancy, management, leasing and operation of the Properties and the Participating Entities for which such Contributor has contributed its Participating Entity Interests have been obtained, are in full force and effect, are in good standing and (to the extent required pursuant to the transactions contemplated hereby) are assignable to the Company, except for those licenses, permits and certificates, the failure of which to obtain or maintain in good standing or be assignable, would not have a Material Adverse Effect.

Section 3.4 Indemnification by Contributors.

(a) Survival of Representations and Warranties; Remedy for Breach.

(i) All representations and warranties contained in this Agreement or in any Schedule or certificate delivered pursuant hereto shall survive the Closing for the period specified in Section 3.4(f).

(ii) Notwithstanding anything to the contrary in this Agreement, no Contributor shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties and covenants contained in Section 3.3 or this Agreement, or in any Schedule, certificate or affidavit delivered by it pursuant thereto, other than pursuant to the succeeding provisions of this Section 3.4.

(iii) Notwithstanding anything to the contrary in this Agreement, any party may bring suit or pursue any other legal right available to such party as a result of fraud by any other party to this Agreement.

(b) General Indemnification.

(i) Indemnification by Sunstone.

(A) Sunstone shall indemnify and hold harmless the Company, the Operating Partnership and their Affiliates and each of their respective directors, officers, employees, agents, representatives and Affiliates (each of which is an “Indemnified Company Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation and remediation, costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds (collectively, “Losses”), asserted against, imposed upon or incurred by such Indemnified Company Party in connection with or as a result of (i) any breach, untruth or inaccuracy of a representation or warranty of Sunstone contained in this Agreement, any Closing Document or in any Schedule, certificate or affidavit delivered by Sunstone pursuant to this Agreement, in each instance only with respect to any Participating Entity for which Sunstone has contributed its Participating Entity Interests and the Properties owned by such Participating Entity, or (ii) the failure, partial or total, to perform a covenant or agreement made by Sunstone in this Agreement, Closing Document or in any Schedule, certificate or affidavit delivered by Sunstone pursuant to this Agreement.

(B) Sunstone shall indemnify and hold harmless the Indemnified Company Parties from and against any and all Losses, asserted against, imposed upon or incurred by the Indemnified Company Parties in connection with or as a result of any liabilities or obligations incurred, arising from or out of, in connection with or as a result of the failure of Sunstone to obtain any undisclosed consents, in each case only with respect to any Participating Entity for which Sunstone has contributed its Participating Entity Interests and the Properties owned by such Participating Entity, that are required to consummate the transactions contemplated by this Agreement.

(C) Sunstone shall indemnify and hold harmless the Indemnified Company Parties from all fees and expenses incurred by Sunstone in connection with the transactions contemplated by this Agreement that relate to any Participating Entity for which Sunstone has contributed its Participating Entity Interests,

(ii) Indemnification by Meruelo Group.

(A) Meruelo Group shall indemnify and hold harmless each Indemnified Company Party from and against any and all Losses, asserted against, imposed upon or incurred by such Indemnified Company Party in connection with or as a result of (i) any breach, untruth or inaccuracy of a representation or warranty made by Meruelo Group that is contained in this Agreement, any Closing Document or in any Schedule, certificate or affidavit delivered by Meruelo Group pursuant to this Agreement, in each instance only with respect to any Participating Entity for which Meruelo Group has contributed its Participating Entity Interests and the Properties owned by such Participating Entity, or (ii) the failure, partial or total, to perform a covenant or agreement made by Meruelo Group in this Agreement, Closing Document or in any Schedule, certificate or affidavit delivered by Meruelo Group pursuant to this Agreement.

(B) Meruelo Group shall indemnify and hold harmless the Indemnified Company Parties from and against any and all Losses, asserted against, imposed upon or incurred by the Indemnified Company Parties in connection with or as a result of any liabilities or obligations incurred, arising from or out of, in connection with or as a result of the failure of Meruelo Group to obtain any undisclosed consents, in each case only with respect to any Participating Entity for which Meruelo Group has contributed its Participating Equity Interests and the Properties owned by such Participating Entity, that are required to consummate the transactions contemplated by this Agreement.

(C) Meruelo Group shall indemnify and hold harmless the Indemnified Company Parties from and against all fees and expenses incurred by the Meruelo Group in connection with the transactions contemplated by this Agreement that relate to any Participating Entity for which Meruelo Group has contributed its Participating Entity Interests.

(c) Payment of Indemnification. A Contributor shall satisfy its obligations hereunder by the prompt delivery (paid promptly as and when expenses are incurred) to an Indemnified Company Party of Common Stock. Any Common Stock delivered to an Indemnified Company Party hereunder shall be valued based upon the initial public offering price of the Common Stock, with the value of such Common Stock so delivered being an adjustment to the Total Contributor Consideration.

(d) Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Company Party of notice of any liability or claim incurred by or asserted against the Indemnified Company Party that is subject to indemnification by a Contributor under Section 3.4, the Indemnified Company Party shall give notice thereof to such Contributor, including, without limitation, liabilities or claims to be applied against the indemnification basket established pursuant to Section 3.4(e)(i). The Indemnified Company Party may at its option demand indemnity under this Section 3.4 from a Contributor as soon as a claim has been threatened in writing by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Company Party shall in good faith determine that such claim is not frivolous and that the Indemnified Company Party may be liable for, or otherwise incur, a Loss as a result thereof and shall give notice of such determination to such Contributor. The Indemnified Company Party shall permit an indemnifying Contributor, at its option and expense, to assume the defense of any such claim by counsel selected by such Contributor and reasonably satisfactory to the Indemnified Company Party, and to settle or otherwise dispose of the same; provided, that the Indemnified Company Party may at all times participate (but not control) in such defense at its expense; and provided further, that a Contributor shall not, in defense of any such claim, except with the prior written consent of the Indemnified Company Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnified Company Party and its Affiliates of a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages. If an indemnifying Contributor shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances, then the Indemnified Company Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of such Contributor.

(e) Limitations on and Threshold for Indemnification.

(i) Threshold for Contributors. Notwithstanding anything contained herein to the contrary, no Contributor shall be liable under Section 3.4(b) or this Agreement unless and until the aggregate amount of all Losses recoverable by the Indemnified Company Parties under Section 3.4(b) and this Agreement for which such Contributor would, but for this provision, be liable exceeds on an aggregate basis Seven Hundred Forty Thousand Dollars ($740,000) and then only to the extent of such excess; provided that this limitation shall not apply in respect of breaches of the representations or warranties contained in Sections 3.3(c), (d), (f), (g)(i), or (h)(i).

(ii) Indemnification Limitation for Sunstone. Notwithstanding anything contained herein to the contrary:

(A) other than as provided in Section 3.4(e)(ii)(B), Sunstone shall not be liable or obligated to make payments in the aggregate under this Section 3.4 and this Agreement with respect to any Participating Entity Interests contributed by it to the extent such payments in the aggregate would exceed Four Million Three Hundred Eighty One Thousand Nine Hundred Seven Dollars ($4,381,907); and

(B) notwithstanding Section 3.4(e)(ii)(A), the amount of Sunstone’s aggregate liability for breaches of the representations or warranties contained in Sections 3.3(c), (d), (f), (g)(i), or (h)(i) may not exceed the aggregate value of the Total Contributor Consideration (valuing such shares at the initial public offering price per share in the Public Offering) paid to Sunstone plus the Tax Coverage Payment paid to Sunstone.

(iii) Indemnification Limitation for Meruelo Group. Notwithstanding anything contained herein to the contrary:

(A) other than as provided in Section 3.4(e)(iii)(B), Meruelo Group shall not be liable or obligated to make payments in the aggregate under this Section 3.4 and this Agreement with respect to any Participating Entity Interests contributed by it to the extent such payments in the aggregate would exceed Twenty One Million Five Hundred Fifty Four Thousand Four Hundred Eighty Eight Dollars ($21,554,488); and

(B) notwithstanding Section 3.4(e)(iii)(A), the amount of Meruelo Group’s aggregate liability for breaches of the representations or warranties contained in Sections 3.3(c), (d), (f), (g)(i), or (h)(i) may not exceed the aggregate value of the Total Contributor Consideration (valuing such shares at the initial public offering price per share in the Public Offering) paid to Meruelo Group plus the Tax Coverage Payment paid to Meruelo Group.

(iv) Other Indemnification Matters. Notwithstanding anything contained herein to the contrary, the Indemnified Company Parties shall look first to a Contributor’s Common Stock for indemnification under this Section 3.4 and then to Contributor’s other assets. Notwithstanding anything contained herein to the contrary, no Indemnified Company Party shall have the right to receive or recover incidental, special, consequential or punitive damages against a Contributor by reason of any breach under or in connection with this Agreement or any schedule, exhibit, certificate or affidavit or any other document delivered by a Contributor pursuant to this Agreement (unless such incidental, special or consequential (but not punitive) damages are incurred by an Indemnified Company Party as a result of a third party claim for Losses), and each Indemnified Company Party hereby waives any and all rights to receive such damages.

(f) Limitation Period.

(i) Notwithstanding the foregoing, any claim for indemnification under Section 3.4(b) must be asserted in writing by the Indemnified Company Party, stating the nature of the Losses and the basis for indemnification therefor within one year after the Closing; provided, however, that the foregoing one-year period shall be extended, in the case of (A) the representations set forth in Section 3.3(o), until sixty (60) days after the expiration of the applicable three or six-year statute of limitations period with respect to the tax returns described therein and (B) the representations set forth in Sections 3.3(c), (d), (f), (h)(i), (l), (m), (n), (w) and (aa) in which case the one-year period shall be extended to the lesser of five (5) years from the date of Closing or the applicable statute of limitations period with respect to such representation or warranty.

(ii) If so asserted in writing within one year after the Closing (or the expiration of such later applicable period described in Section 3.4(f)(i)), such claims for indemnification shall survive until resolved by mutual agreement between the applicable Contributor and the Indemnified Company Party or by judicial determination. Any claim for indemnification not so asserted in writing within one year after the Closing (or the expiration of such later applicable period described in Section 3.4(f)(i)) shall not thereafter be asserted and shall forever be waived.

(g) Reservation of Contributor Rights. Notwithstanding anything else in this Section 3.4 or this Agreement to the contrary, each Contributor reserves unto itself all rights and remedies (including, without limitation, rights to seek contribution) against any third party indemnitors and prior property owners or occupants for which the Company or the Operating Company has been indemnified by such Contributor hereunder.

(h) No Effect on Insurance. Nothing contained in this Section 3.4 or this Agreement shall be construed to release or otherwise relieve any insurer of any Contributor, Indemnified Company Party or any Affiliate thereof from paying any of its claims or otherwise performing any of its duties and obligations pursuant to the terms and provisions of any policy of insurance which insures any Contributor, Indemnified Company Party or the Property. If any claims as to which an Indemnified Company Party would be entitled to indemnification under Section 3.4(b) are covered by the insurance, the indemnification obligations shall be reduced by, but only by, the amount paid by the insurance company and not by any deductible or other amount reimbursed to the insurance company by an Indemnified Company Party.

ARTICLE 4

COVENANTS OF CONTRIBUTOR

Section 4.1 Negative Covenants.

(a) Participating Entity Interests. From the date hereof through the Closing and except in connection with the Formation Transactions or as described or will be described in the Registration Statement, no Contributor shall, without the prior written consent of the Company:

(i) sell, transfer or otherwise dispose (or agree to sell, transfer or otherwise dispose) of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its Participating Entity Interests; or

(ii) encumber or pledge (or permit to become encumbered or pledged) all or any portion of its Participating Entity Interests, other than Permitted CalPERS Claims.

(b) Participating Entity Operations. From the date hereof through the Closing, each Contributor agrees that it shall cause each Participating Entity in which such Contributor owns Participating Entity Interests to conduct its business in the ordinary course, consistent with past practices. It is specifically agreed by the parties that Participating Entities may exercise options to purchase, rights under pending purchase and sale agreements and rights of first refusal with respect to properties described in the Registration Statement prior to Closing without the consent of the Company. Except as described or as will be described in the Registration Statement or the Disclosure Schedules, no Contributor shall permit any Participating Entity without the prior written consent of the Company to:

(i) enter into a material transaction not in the ordinary course of business;

(ii) sell, transfer or dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) any assets of such Participating Entity, except in the ordinary course of business consistent with past practice;

(iii) mortgage, pledge or encumber (or permit to become encumbered) any assets of such Participating Entity, except for Permitted Liens, except in the ordinary course of business consistent with past practice;

(iv) amend, modify or terminate any Material Lease, except in the ordinary course of the Participating Entity’s business consistent with past practice;

(v) terminate or amend any existing insurance policies affecting the Properties that results in a material reduction in insurance coverage for one or more Properties;

(vi) knowingly cause or permit the Participating Entity to violate any applicable laws;

(vii) materially alter the manner of keeping such Participating Entity’s books, accounts or records or the accounting practices therein reflected; or

(viii) make any distribution to its beneficiaries or equity interest holders, except in the ordinary course of business consistent with past practices.

(c) Cooperation on Tax Returns. From the date hereof and subsequent to the Closing, each Contributor, severally and not jointly, agrees to provide the Company with such tax information relating to the Participating Entity Interests owned by such Contributor that is in such Contributor’s possession or control and that is reasonably requested by the Company and not otherwise in the Company’s or the Operating Partnership’s possession or control and to cooperate with the Company and the Operating Partnership with respect to the filing of their respective tax returns.

Section 4.2 Affirmative Covenants.

(a) Each Contributor shall use its commercially reasonable efforts to obtain any approvals, waivers or other consents of third parties, governmental authorities and agencies required to effect the transactions contemplated by this Agreement and the Formation Transactions.

(b) Without limiting the obligations of any Contributor set forth in this Agreement, each Contributor shall use its commercially reasonable efforts (i) to prevent the breach of any representation or warranty of such Contributor hereunder, (ii) to satisfy all covenants of such Contributor hereunder and (iii) to promptly cure any breach of a representation, warranty or covenant of such Contributor hereunder upon its learning of same. Compliance with this covenant shall not limit any Contributor’s liability for a breach of, or failure to perform, any other representation, warranty or covenant herein.

(c) Each party hereto will give written notice to the other parties of any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement. In addition, five business days before each amendment to the Registration Statement filed with the Securities and Exchange Commission (other than any amendment filed solely for the purpose of filing exhibits) (each such date, a “Permitted Supplement Date”), each Contributor may supplement in writing any existing Disclosure Schedule or create a new Disclosure Schedule, to any representation or warranty in Section 3.3 and further agrees, on each Permitted Supplement Date, to give the Company written notice if it has any Knowledge that any representation or warranty made by such Contributor in this Agreement was untrue when made or that would be untrue if made as of such date (other than representations and warranties relating to a specified date). In addition, on each Permitted Supplement Date, the Contributors may update Exhibit B to reflect acquisitions of Contract Properties that may have occurred. Any such disclosure by a Contributor pursuant to this Section 4.2(c) made before the filing with the Securities and Exchange Commission of the last amendment to the Registration Statement before the commencement of the road show relating to the Public Offering, be deemed to amend and supplement each applicable Schedule and/or Exhibit B, as applicable, or shall be deemed to constitute a new Schedule, and cure any misrepresentation or breach of warranty or covenant to the extent such information would cure the misrepresentation or breach of warranty or covenant.

(d) Each Contributor agrees to provide to the Company, its agents and underwriters, not later than forty-five (45) days after the date of this Agreement: (i) a true, correct and complete list of all environmental reports within such Contributor’s possession or control in respect of the Properties, which list shall become part of the Disclosure Schedules as Schedule 3.3(w)(i), (ii) copies of the Title Reports and a list of the Title Reports (which list shall become part of the Disclosure Schedules as Schedule 3.3(b)) together with a copy of all documents referenced therein, and (iii) a true, correct and complete list (x) of all Leases that have a remaining term of twelve (12) months or more (including any renewal terms) as of the date of delivery of the list and (y) of all Leases that either (A) have base rents of $10,000 or more per month or (B) when combined with the Leases described in clause (x) above, represent at least eighty percent (80%) of the combined rental revenues of the Participating Entities and the Merger Participants for the six (6) months ending June 30, 2006 and, as available, nine months ending September 30, 2006 which list shall become part of the Disclosure Schedules as Schedule 3.3(q). After the initial 45-day period, each Contributor agrees to supplement Schedule 3.3(q) and Schedule 3.3(w)(i) at least five (5) business days prior to the filing of any amendment to the Registration Statement and at least five (5) business days prior to the Closing Date (each a “Schedule Update”) so that as of the date of each Schedule Update, each such Schedule contains true, correct and complete list of the items required to be referenced thereon.

ARTICLE 5

RELEASES AND WAIVERS

Each of the releases and waivers enumerated in this Article 5 shall become effective only upon the Closing.

Section 5.1 General Release of Company. As of the Closing, each Contributor irrevocably waives, releases and forever discharges the Company, the Operating Partnership and each of their directors, officers, subsidiaries, agents, attorneys, successors and assigns of and from, any and all Losses of any nature whatsoever existing as of the Closing (collectively, “Contributor Claims”), known or unknown, suspected or unsuspected, arising out of or relating to the Participating Entity Agreements, the Participating Entities or the Properties, except for Contributor Claims arising from the breach of any representation, warranty, covenant or obligation of the Company or the Operating Partnership under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Company or the Operating Partnership, subject to the obligations of the Company and the Operating Partnership under this Agreement.

Section 5.2 General Release of Contributor. As of the Closing, the Company and the Operating Partnership irrevocably waives, releases and forever discharges each Contributor and each Contributor’s directors, officers, stockholders, members, managers, agents, attorneys, successors and assigns of and from, any and all Losses of any nature whatsoever existing as of the Closing (collectively, “Company Claims”), known or unknown, suspected or unsuspected, arising out of or relating to the Participating Entity Agreements, the Participating Entities, the

Properties or any other matter which exists at the Closing, except for Company Claims arising from the breach of any representation, warranty, covenant or obligation of Contributor under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Company or the Operating Partnership, subject to the obligations of each Contributor under this Agreement.

Section 5.3 Waiver of Section 1542 Protections. As of the Closing, the Contributors, the Company and the Operating Partnership each expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Section 5.4 Waiver of Rights Under Participating Entity Agreements.

(a) As of the Closing, each Contributor waives and relinquishes all rights and benefits otherwise afforded to such Contributor under the Participating Entity Agreements of any Participating Entity for which such Contributor owned an interest prior to the Closing, including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements and any right to consent to or approve of the sale or contribution by the other members or stockholders of such Participating Entity of their interests therein to the Company. Each Contributor acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, certain Participating Entity Agreements of any Participating Entity for which such Contributor owned an interest prior to the Closing, or other agreements among one or more holders of Participating Entity Interests in such Participating Entity or one or more of the partners of such Participating Entity. With respect to each Participating Entity and each Property in which a Participating Entity Interest of a Contributor represents a direct or indirect interest, each Contributor expressly gives all Consents (as defined in Section 5.4(c)) (and any consents necessary to authorize the proper parties in interest to give all Consents) and Waivers (as defined in Section 5.4(d)) necessary or desirable to facilitate any Conveyance Action (as defined in Section 5.4(b)) relating to such Participating Entity or Property. In addition, if the Closing occurs, this Agreement shall be deemed to be an amendment to any Participating Entity Agreement to the extent the terms herein conflict with the terms thereof, including, without limitation, terms with respect to allocations, distributions and the like; provided, that in the event the Closing does not occur, nothing in this Agreement shall be deemed to or construed as an amendment or modification of, or commitment of any kind to amend or modify, any Participating Entity Agreement, which shall remain in full force and effect.

(b) As used herein, the term “Conveyance Action” means, with respect to any Participating Entity having a direct or indirect ownership interest in any Property, (i) the transfer, conveyance or agreement to convey by a stockholder or member thereof or by any holder of an indirect interest therein (whether or not such stockholder, member or holder is a Contributor) directly or otherwise, of its direct or indirect interest in such Participating Entity or Property to the Company or the Operating Partnership, (ii) the entering into by any such stockholder, member or holder of any agreement relating to (x) the formation of the Company or the Operating Partnership or (y) the direct or indirect acquisition by the Company or the Operating Partnership of any such direct or indirect interest or (iii) the taking by any such stockholder, member or holder of any action necessary or desirable to facilitate any of the foregoing, including, without limitation, the following (provided that the same are taken in furtherance of the foregoing): any sale or distribution to any person or entity of a direct or indirect interest in such Participating Entity or Property, the entering into of any agreement with any person or entity that grants to such person or entity the right to purchase a direct or indirect interest in such Participating Entity or Property and the giving of the Consents and Waivers contained in this Section or consents or waivers similar thereto in form or purpose.

(c) As used herein, the term “Consents” means, with respect to any Participating Entity or Property, any consent necessary or desirable under any Participating Entity Agreement, or any other agreement among all or any of the holders of interests therein or any other agreement relating thereto or referred to therein (i) to cause such Participating Entity to have authority to permit any and all Conveyance Actions relating to such Participating Entity or the Property held by such Participating Entity, or to amend any such Participating Entity Agreement and/or other agreements so that no provision thereof prohibits, restricts, impairs or interferes with any Conveyance Action, (ii) to allow the Company or the Operating Partnership to become a stockholder in such Participating Entity or to admit the Company or the Operating Partnership as a member of such Participating Entity (as applicable), (iii) to adopt any amendment to such Participating Entity Agreement as may be necessary or desirable by the Company or the Operating Partnership to facilitate the transactions contemplated herein, either simultaneously with or immediately prior to the acquisition of any interest therein, (iv) to continue such Participating Entity following the transfer of any interest therein to the Company or the Operating Partnership and (v) to satisfy any requirement of any third party, title company, or governmental authority with respect to the Conveyance Actions.

(d) As used herein, the term “Waivers” means, with respect to any Participating Entity or Property of which a Participating Entity Interest of the Contributor that owned an interest in such Participating Entity or Property represents a direct or indirect interest, the waiving of any and all rights that such Contributor may have with respect to, and (to the extent possible) that any other person or entity may have with respect to, or that may accrue to such Contributor or such other person or entity upon the occurrence of, a Conveyance Action relating to such Participating Entity or Property, including, but not limited to, the following rights: rights of notice, rights to response periods, rights to purchase the direct or indirect interests of another stockholder or member in such Participating Entity or Property or to sell such Contributor’s or other person’s or entity’s direct or indirect interest therein to another stockholder or member, rights to sell such Contributor’s or such other person’s or entity’s direct or indirect interest therein at a price other than as provided herein, or rights to prohibit, limit, invalidate, otherwise restrict or impair any such Conveyance Action or to cause a termination or dissolution of such Participating Entity because of such Conveyance Action. Each Contributor further severally and not jointly agrees that it will not take any action to enjoin, or seek damages resulting from, any Conveyance Action permitted hereunder by any holder of a direct or indirect interest in any Participating Entity or Property in which a Participating Entity Interest of such Contributor represents a direct or indirect interest.

(e) The Waivers and Consents contained in this Section shall terminate upon the termination of this Agreement, except as to any Conveyance Action or transactions completed hereunder concurrent with or prior to such termination.

(f) Notwithstanding any other provision in this Section 5.4, the right of any Contributor to indemnification by a Participating Entity pursuant to any Participating Entity Agreement shall not be affected in any way.

ARTICLE 6

POWER OF ATTORNEY

Section 6.1 Grant of Power of Attorney. Each Contributor hereby irrevocably appoints the Company (or its designee) and any successor thereof from time to time (the Company or such designee or any such successor of any of them acting in such Contributor’s capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”) as the true and lawful attorney-in-fact and agent of such Contributor, to act in the name, place and stead of such Contributor to make, execute, acknowledge and deliver all such other contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings relating to the transactions contemplated by this Agreement (including, without limitation, the execution of any Closing Documents or other documents) relating to the acquisition by the Company of such Contributor’s Participating Entity Interests, all in accordance with the terms and conditions of this Agreement, as well as the organizational documents of the Company and the Operating Partnership, as they may be amended or revised, any registration rights agreements and any lock-up agreements, and to provide information to the Securities and Exchange Commission and others about the transactions contemplated hereby, as fully as could such Contributor if personally present and acting (the “Power of Attorney”). Further, each Contributor, as applicable, hereby grants to Attorney-in-Fact a proxy (the “Proxy”) to vote its Participating Entity Interests on any matter related to the Formation Transactions presented to any of the Participating Entity’s stockholders or members for a vote, including, but not limited to, the transfer of interests in the Participating Entity by the other stockholders and members. Each Contributor agrees, at the request of the Company, to execute a separate power of attorney and proxy on the same terms as set forth in this Article 6, with such execution to be witnessed and notarized.

Each of the Power of Attorney and Proxy entered into by each Contributor and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of such Contributor, by operation of law or by the occurrence of any other event or events, and if any other such act or event shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such other act or event had not occurred and regardless of notice thereof. Each Contributor hereby authorizes the reliance of third parties on each of the Power of Attorney and Proxy. Each Contributor hereby ratifies and confirms all that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted to it by such Contributor hereunder.

Each Contributor acknowledges that the Company has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

The Power of Attorney contained in this Article 6 shall expire on the earlier of the fourth anniversary of the Closing or the termination of this Agreement. Notwithstanding anything to the contrary, the Attorney-in-Fact may not expand a Contributor’s covenants, representations or covenants beyond those contemplated by this Agreement and the other documents and agreements contemplated hereby or modify the provisions of this Agreement pursuant to such Power of Attorney.

Section 6.2 Limitation on Liability. It is understood that the Attorney-in-Fact (but solely in its role as Attorney-in-Fact) assumes no responsibility or liability to any person or entity by virtue of the Power of Attorney or Proxy granted by any Contributor hereby. Other than as specifically set forth in this Agreement, the Attorney-in-Fact makes no representations with respect to and shall have no responsibility for the Formation Transactions or the Public Offering or the acquisition of the Participating Entity Interests by the Company or the Operating Partnership and shall not be liable for any error or judgment or for any act done or omitted or for any mistake of fact or law except for actions by the Attorney-in-Fact that constitute gross negligence or bad faith. Each Contributor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Company, the Operating Partnership, the Contributors or any of their successors or Affiliates), and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to the Contributors hereunder, release, amend or modify any other power of attorney or proxy granted by any other person or entity under any related agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Severability of Obligations. Notwithstanding anything to the contrary contained in this Agreement, the covenants, representations and warranties of the Contributors are made severally and not jointly by each Contributor, and no Contributor shall be liable for any breach of a representation, warranty, covenant or obligation by any other Contributor.

Section 7.2 Further Assurances. Each Contributor agrees to take such other actions and execute and deliver such additional documents following the Closing as the Company may reasonably request in order to effect the transactions contemplated hereby.

Section 7.3 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.4 Governing Law, Venue.

(a) This Agreement shall be governed by the internal laws of the State of California, without regard to the choice of laws provisions thereof. Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement or the instruments, agreements and other documents contemplated hereby shall be brought and prosecuted in the courts of the State of California located in the County of Los Angeles or of the United States for the Central District of California. Each party irrevocably: (a) submits to the exclusive jurisdiction of the aforesaid courts, and (b) waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding (“Proceedings”) brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 7.15. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

(b) The parties agree that any controversy, claim or dispute arising out of or relating to or in connection with this Agreement, including, without limitation, any dispute regarding the breach, termination, enforceability or validity hereof (each, a “Dispute”) should be regarded as a business problem to be resolved promptly through business-oriented negotiations before resorting to legal action in accordance with the provisions of Section 7.4(a) hereof. The parties therefore agree to attempt in good faith to resolve any Dispute promptly by negotiation between the executives of the parties who have authority to settle the Dispute. Such negotiations shall commence upon the mailing of a notice (the “Dispute Notice”) from the appropriate executive of the requesting party to an appropriate executive or director of the responding party. If the Dispute has not been resolved by these persons within forty-five (45) days of the date of the Dispute Notice, then either party thereto may commence legal action in accordance with Section 7.4(a) hereof. All negotiations pursuant to this Section 7.4(b) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and shall not be used for, or admitted in, any arbitration or court proceedings under this Agreement. Nothing contained in this Section 7.4(b) shall preclude a party from seeking provisional relief if the prerequisites to obtaining such relief are otherwise satisfied.

Section 7.5 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 7.6 Entire Agreement. This Agreement and all related agreements referred to herein constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In the event of a conflict between the provisions of this Agreement and any other agreement referred to herein, the provisions of this Agreement shall control.

Section 7.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that the Company may assign this Agreement, the Closing Documents, and its rights and obligations hereunder and thereunder to a direct or indirect subsidiary of the Company without the consent of either of the Contributors.

Section 7.8 Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 7.9 Third Party Beneficiary. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

Section 7.10 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons, entities or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.

Section 7.11 Equitable Remedies. The Contributors, the Operating Partnership and the Company agree that irreparable damage would occur to the others in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any of them shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any others of them and to enforce specifically the terms and provisions hereof in any federal or state court located in California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the non-breaching party is entitled under this Agreement or otherwise at law or in equity.

Section 7.12 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.13 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement and that it has or will consult with its own advisors.

Section 7.14 Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of each Contributor and of the Company and the Operating Partnership set forth in this Agreement shall survive the consummation of the transactions contemplated hereby; provided, that the representations of each Contributor shall survive only for the period specified in Section 3.4. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 7.15 Notice. Any notice to be given hereunder by any party to the other parties shall be given in writing by personal delivery, by registered or certified mail, postage prepaid, return receipt requested or by any nationally-recognized overnight carrier, and shall be deemed communicated as of the date of personal delivery (including delivery by overnight courier). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To Meruelo Trust:	Richard Meruelo Living Trust U/D/T September 15, 1989 c/o Richard Meruelo, Trustee Meruelo Maddux Properties, Inc. 761 Terminal Street Building 1, Second Floor Los Angeles, California 90021

To Merco:	Merco Group – Roosevelt Building, LLC c/o Richard Meruelo, Manager Meruelo Maddux Properties, Inc. 761 Terminal Street Building 1, Second Floor Los Angeles, California 90021

To Sunstone:	Sunstone Bella Vista, LLC c/o John Charles Maddux Meruelo Maddux Properties, Inc. 761 Terminal Street Building 1, Second Floor Los Angeles, California 90021

To the Company or the Operating Partnership:	Meruelo Maddux Properties, Inc. 761 Terminal Street Building 1, Second Floor Los Angeles, California 90021

Section 7.16 Termination. This Agreement shall terminate if the Closing shall not have occurred on or prior to June 30, 2007. Upon such termination, this Agreement shall become void and have no effect, and no party hereto shall have any liability to the other parties hereto.

Section 7.17 Confidentiality. All press releases or other public communications of any kind relating to the Public Offering or the transactions contemplated herein, and the method and timing of release for publication there, will be subject to the proper approval of the Company.

Section 7.18 Joint Preparation. The parties acknowledge that this Agreement was jointly prepared by them, by and through their legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the parties, but otherwise according to the application of the rules on interpretation of contracts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY

Meruelo Maddux Properties, Inc., a Delaware corporation

By:		/s/ Todd Nielsen
Todd Nielsen
General Counsel

OPERATING PARTNERSHIP

Meruelo Maddux Properties, L.P., a Delaware limited partnership

By:		Meruelo Maddux Properties, Inc., a Delaware corporation, general partner

	By:	/s/ Todd Nielsen
Todd Nielsen
General Counsel

MERUELO TRUST

/s/ Richard Meruelo
Richard Meruelo as trustee of the Richard
Meruelo Living Trust U/D/T dated
September 15, 1989

MERCO

Merco Group – Roosevelt Building, LLC, a Delaware limited liability company

By:		/s/ Richard Meruelo
Richard Meruelo, Manager

SUNSTONE

Sunstone Bella Vista, LLC, a Delaware limited liability company

By:		/s/ John Charles Maddux
John Charles Maddux, as trustee of the
John Charles Maddux Trust U/D/T dated July 24, 2006

EXHIBIT A

TO

CONTRIBUTION AGREEMENT

CONTRIBUTORS’ PARTICIPATING ENTITY INTERESTS

Entity Name	State	Meruelo Trust	Sunstone	Merco
788 South Alameda, LLC	CA	100.0%	0.0%	0.0%
Merco Group - Little J, LLC	CA	100.0%	0.0%	0.0%
Meruelo Chinatown, LLC	CA	100.0%	0.0%	0.0%
Meruelo Wall Street, LLC	CA	100.0%	0.0%	0.0%
Merco Group - 5707 S. Alameda, LLC	CA	100.0%	0.0%	0.0%
Merco Group - 425 West 11th Street, LLC	CA	100.0%	0.0%	0.0%
2640 Washington Boulevard, LLC	CA	100.0%	0.0%	0.0%
Meruelo Baldwin Park, LLC	CA	100.0%	0.0%	0.0%
Wall Street Market, LLC	CA	100.0%	0.0%	0.0%
Merco Group - Overland Terminal, LLC	CA	100.0%	0.0%	0.0%
905 8th Street, LLC	CA	100.0%	0.0%	0.0%
1828 Oak Street, LLC	CA	100.0%	0.0%	0.0%
Meruelo Maddux California Future Fund, LLC	DE	100.0%	0.0%	0.0%
Merco Group - 1308 S. Orchard, LLC	DE	100.0%	0.0%	0.0%

Merco Group - 1500 Griffith Avenue, LLC	DE	0.0%	0.0%	100.0%
Merco Group - 1211 E. Washington Boulevard, LLC	DE	0.0%	0.0%	100.0%
Merco Group - 3185 E. Washington Boulevard, LLC	DE	0.0%	0.0%	100.0%
Merco Group - Ceres Street Produce, LLC	DE	0.0%	0.0%	100.0%
Merco Group - 620 Gladys Avenue, LLC	DE	0.0%	0.0%	100.0%
Merco Group - Camfield Avenue, LLC	DE	0.0%	0.0%	100.0%
Merco Group - 1225 E. Washington Boulevard, LLC	DE	0.0%	0.0%	100.0%
Merco Group - 4th Street Center, LLC	DE	0.0%	0.0%	100.0%
Merco Group - 801 E. 7th Street, LLC	DE	0.0%	0.0%	100.0%
Merco Group - 2955 Leonis Boulevard, LLC	DE	0.0%	0.0%	100.0%

Meruelo Maddux Construction, Inc.	CA	75.0%	25.0%	0.0%
Merco Group, LLC	CA	75.0%	25.0%	0.0%
Merco Group - Southpark, LLC	CA	75.0%	25.0%	0.0%
Meruelo Farms, LLC	CA	75.0%	25.0%	0.0%
Merco Group - 2001-2021 West Mission Boulevard, LLC	CA	75.0%	25.0%	0.0%
Merco Group - 146 E. Front Street, LLC	CA	75.0%	25.0%	0.0%

A-1

Entity Name	State	Meruelo Trust	Sunstone	Merco
Meruelo Maddux Properties - 1060 N. Vignes, LLC	CA	75.0%	25.0%	0.0%

Meruelo Maddux Properties - 760 S. Hill Street, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 230 W. Avenue 26, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux Properties - 12385 San Fernando Road, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux Properties - 2951 Lenwood Road, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 2415 E. Washington Boulevard, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 3rd & Omar Street, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 500 Mateo Street, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 915-949 S. Hill Street, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux Properties - 1009 North Citrus Avenue, Covina, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux Properties - 1800 E. Washington Boulevard, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux Properties - 1919 Vineburn Street, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux Properties - 2131 Humboldt Street, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux Properties - 306-330 N. Avenue 21, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 845 S. Flower Street, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 336 W. 11th Street, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 1000 E. Cesar Chavez, LLC	DE	0.0%	25.0%	75.0%
Merco Group - 2529 Santa Fe Avenue, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 3000 E. Washington Blvd., LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 817-825 S. Hill Street, LLC	DE	0.0%	25.0%	75.0%
Meruelo Maddux - 555 Central Avenue, LLC	DE	0.0%	25.0%	75.0%

A-2

EXHIBIT B

TO

CONTRIBUTION AGREEMENT

LIST OF PROPERTIES

OWNED PROPERTIES

Entity Name	Property Address
Merco Group, LLC	950 East 3rd Street
960 East 3rd Street
788 South Alameda, LLC	788 S. Alameda Street
Merco Group – Little J, LLC	1124 S. Olive Street
218 W. 11th Steet
1117-1119 S. Olive Street
Merco Group – Southpark, LLC	228 W. 11th Street, 1114 S. Grand Avenue, 1155 S. Olive Street, 1120 S. Grand Avenue, 1229 S. Hill Street, 1211 S. Hill Street, 203 Pico Blvd., 1230 S. Olive Street
Meruelo Chinatown, LLC	129 W. College Street
Meruelo Wall Street, LLC	833 Wall Street, 419 E. 9th Street
Merco Group – 1500 Griffith Avenue, LLC	1500 Griffith & 833 E. 15th
1506-1524 Griffith Avenue
Meruelo Farms, LLC	210-234 Center Street, 815 Temple & 740 Jackson
Merco Group – 1211 E. Washington Boulevard, LLC	1211 E. Washington Blvd
1225 E. Washington Blvd
Meruelo Maddux Properties – 2951 Lenwood Road, LLC	2951 Lenwood Road, Barstow
Merco Group – 2001-2021 West Mission Boulevard, LLC	2001-2021 W. Mission Boulevard, Pomona
Merco Group – 5707 S. Alameda, LLC	5707-5715 S. Alameda & 5716 Alba Street
5701 S. Alameda Street (1862 E. 55th Street)
Merco Group – 146 E. Front Street, LLC	146 E. Front Street, Covina
Merco Group – 425 West 11th Street, LLC	425 W. 11th Street
Meruelo Maddux Properties – 1060 N. Vignes, LLC	1060 N. Vignes (1000 E. Alhambra Ave.)
Merco Group – 3185 E. Washington Boulevard, LLC	3185 E. Washington Blvd
Meruelo Maddux Properties – 12385 San Fernando Road, LLC	12385 San Fernando Road
Merco Group – Ceres Street Produce, LLC	758-774 Ceres Avenue
Merco Group – 620 Gladys Avenue, LLC	644 S. Gladys Avenue
643 S. Gladys Avenue

OWNED PROPERTIES (CONT’D)

Entity Name	Property Address
Meruelo Maddux – 3rd & Omar Street, LLC	308-310 Omar, 452, 464, 470 3rd Street
Meruelo Maddux – 500 Mateo Street, LLC	500 Mateo Street
Meruelo Maddux – 915-949 S. Hill Street, LLC	915-949 S. Hill Street
Meruelo Maddux Properties – 1009 North Citrus Avenue, Covina, LLC	1009 N. Citrus Avenue, Covina
Merco Group – 1225 E. Washington Boulevard, LLC	The Coffee Beanery (Franchise Business Only)
Merco Group – 4th Street Center, LLC	405-411 S. Hewitt Street
926 E. 4th Street
910 E. 4th Street
Meruelo Maddux Properties – 1919 Vineburn Street, LLC	1919 Vineburn Avenue
Meruelo Maddux Properties – 2131 Humboldt Street, LLC	2131 Humboldt Street
350-354 N. Avenue 21
336-346 N. Avenue 21
Meruelo Maddux Properties – 306-330 N. Avenue 21, LLC	306-330 N. Avenue 21
Meruelo Maddux Properties – 760 S. Hill Street, LLC	760 S. Hill Street (325 W. 8th Street)
Meruelo Maddux – 230 W. Avenue 26, LLC	230 W. Avenue 26, 222 N. Avenue 25
210-212 W. Avenue 26
Meruelo Maddux – 845 S. Flower Street, LLC	717 W. 9th Street (845 S. Flower Street)
Meruelo Maddux – 336 W. 11th Street, LLC	336 W. 11th Street (1105 S. Olive Street)
905 8th Street, LLC	905 E. 8th Street
Meruelo Maddux – 1000 E. Cesar Chavez, LLC	1000 & 1016 E. Cesar Chavez Avenue
1028 E. Cesar Chavez
Meruelo Maddux – 817-825 S. Hill Street, LLC	817-285 S. Hill Street
Merco Group - 1308 S. Orchard, LLC	1308 S. Orchard Avenue

LEASED PROPERTIES, WITH OPTION TO PURCHASE

Entity Name	Property Address
Meruelo Baldwin Park, LLC	13822 & 13916 Garvey Avenue, Baldwin Park
905 8th Street, LLC	816 Stanford Avenue
1828 Oak Street, LLC	1828 Oak Street, 829 W. Washinton Blvd.
Meruelo Maddux – 555 Central Avenue, LLC	555 Central Avenue

LEASED PROPERTIES, WITH RIGHT OF FIRST REFUSAL

Entity Name	Property Address
Wall Street Market, LLC	945 E. 10th Street
1018 E. Olympic Blvd.

PROPERTIES UNDER PURCHASE AGREEMENT

Entity Name	Property Address
Merco Group – 2001-2021 West Mission Boulevard, LLC	1875 W. Mission Boulevard, Pomona
2640 Washington Boulevard, LLC	2640 Washington Blvd
Meruelo Maddux Properties – 12385 San Fernando Road, LLC	12361 San Fernando Road
Merco Group – 620 Gladys Avenue, LLC	620 S. Gladys Avenue, 830-838 E. 6th Street
647-649 Ceres Avenue
Merco Group – Camfield Avenue, LLC	2035 and 2040 Camfield Avenue, Commerce
5500 Flotilla Street, Commerce
Wall Street Market, LLC	1000-1014 E. Olympic Blvd.
919 Ceres Avenue
Merco Group – 4th Street Center, LLC	900 E. 4th Street
Merco Group – 801 E. 7th Street, LLC	801 E. 7th Street
Meruelo Maddux – 2415 E. Washington Boulevard, LLC	2415 E. Washington Blvd.
Meruelo Maddux Properties – 1800 E. Washington Boulevard, LLC	1800 E. Washington Blvd., 1950 Stauton, 1933 S. Alameda, 1951 McGarry
Merco Group – Overland Terminal, LLC	1807 W. Olympic Blvd
Meruelo Maddux – 1000 E. Cesar Chavez, LLC	1030 E. Cesar Chavez Avenue
Merco Group – 2529 Santa Fe Avenue, LLC	2529 Santa Fe Avenue
Meruelo Maddux – 3000 E. Washington Blvd., LLC	3000 E. Washington Blvd.

EXHIBIT C

TO

CONTRIBUTION AGREEMENT

CONTRIBUTORS’ OBLIGATIONS TO BE ASSUMED

Sunstone:	That certain loan made by Meruelo Maddux Future Fund, LLC in favor of Sunstone Bella Vista, LLC in the principal amount of $700,000, including all earned and unpaid interest thereunder.

Meruelo Trust:	None

Merco:	None

C-1

EXHIBIT D

TO

CONTRIBUTION AGREEMENT

CONTRIBUTION AND ASSUMPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby assigns, transfers, contributes and conveys to Meruelo Maddux Properties, Inc, a Delaware corporation (the “Company”), its entire legal and beneficial right, title and interest in and to the entities listed on Attachment 1 hereto (each, a “Participating Entity” and collectively, the “Participating Entities”), including, without limitation, (a) all right, title and interest, if any, of the undersigned in and to the assets and liabilities of the Participating Entities (b) the right to receive distributions of money, profits and other assets from the Participating Entities, and (c) the obligations of the Participating Entities, including all of the obligations of such Contributor described on Exhibit C to the Contribution Agreement, in each case whether arising before or after the Closing, presently existing or hereafter at any time arising or accruing (such right, title and interest are hereinafter collectively referred to as the “Participating Entity Interests”), TO HAVE AND TO HOLD the same unto the Company, its successors and assigns, forever.

Upon the execution and delivery hereof, the Company assumes all obligations in respect of the Participating Entity Interests.

This Contribution and Assumption Agreement is in respect of the real property described in Attachment 1 attached hereto.

Executed:                     , 2006

a

By:

D-1

Attachment “1” to

Contribution and Assumption Agreement

D-2

EXHIBIT E

TO

CONTRIBUTION AGREEMENT

CONTRIBUTORS’ PARTICIPATING ENTITY CONSIDERATION

Contributor	Participating Entity Consideration
Meruelo Trust	15,883,903 Shares
Merco	8,749,797 Shares
Sunstone	5,007,894 Shares
Total	29,641,594 Shares

E-1

EXHIBIT F

TO

CONTRIBUTION AGREEMENT

TAX BASIS

[Exhibit omitted for filing]

F-1

EXHIBIT G

TO

CONTRIBUTION AGREEMENT

CERTAIN PROPERTIES

[Exhibit omitted for filing]

G-1

EXHIBIT H

TO

CONTRIBUTION AGREEMENT

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Meruelo Maddux Properties, Inc., a Delaware corporation (the “Company”), that the withholding of tax is not required upon the contribution of Participating Entity Interests by              the “Contributor”) to the Company in exchange for Common Stock, which transfer occurred on                         , 2006, the undersigned hereby certifies the following on behalf of Contributor:

1. Contributor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

2. Contributor’s employer identification number (Contributor’s social security number, if Contributor is an individual) is                     ; and

3. Contributor’s address is:

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Contributor.

Dated:
a_________________________________

By:

H-1

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TABLE OF CONTENTS

(continued)

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FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

This FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) is made and entered into as of September 19, 2006 (although executed on December     , 2006), by and among MERUELO MADDUX PROPERTIES, INC., a Delaware corporation (the “Company”), MERUELO MADDUX PROPERTIES, L.P., a Delaware limited partnership (the “Operating Partnership”), RICHARD MERUELO, AS TRUSTEE OF THE RICHARD MERUELO LIVING TRUST U/D/T DATED SEPTEMBER 15, 1989 (“Meruelo Trust”), MERCO GROUP – ROOSEVELT BUILDING, LLC, a California limited liability company (“Merco”) and SUNSTONE BELLA VISTA, LLC, a Delaware limited liability company (“Sunstone;” Meruelo Trust, Merco and Sunstone are referred to individually as a “Contributor” and collectively as the “Contributors”) and amends that certain the CONTRIBUTION AGREEMENT by and among the Company, the Operating Partnership and the Contributors dated as of September 19, 2006 (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Agreement.

WHEREAS, the parties hereto desire to amend the Agreement pursuant to Section 7.5 thereof to eliminate any tax forfeiture by the Contributors pursuant to Section 1.10 of the Agreement and otherwise and to make certain other changes all as set forth below.

WHEREAS, the parties hereto represent all of the parties to the Agreement and agree that it is in the best interest of each of the parties to the Agreement to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereby agree as follows, effective as of the date of the Agreement:

1. Amendment of Section 1.2(a). Section 1.2(a) of the Agreement is hereby amended and restated to read as follows:

(a) issue to such Contributor the number of shares of Common Stock, in certificate form, in each case as indicated on Exhibit E as such Contributor’s “Participating Entity Consideration” relating to such Participating Entity Interest contributed hereunder minus, in the case of each Contributor, the quotient, rounded down to the nearest whole number, obtained by dividing (i) (x) the total amount of the obligations of each Contributor referenced on Exhibit C plus (y) the Tax Coverage Payment (as defined in Section 1.2(b) below) made to each Contributor by (ii) the initial public offering price per share of Common Stock in the Public Offering (the aggregate of such Common Stock for all Contributors, as adjusted from time to time where appropriate under Sections 1.9 and 3.4(c), being the “Total Contributor Consideration”); and

2. Amendment of Section 1.4. Section 1.4 of the Agreement is hereby amended and restated to read as follows:

Section 1.4 Allocation of Total Contributor Consideration. In connection with the Closing, the Total Contributor Consideration shall be allocated among the Participating Entity Interests as reasonably determined by the Company’s independent public accountants (with any adjustments thereto by reason of events occurring under Section 1.9 being allocable to the Participating Entity Interests involved, as appropriate). At or in connection with the Closing, the Company shall cause and the Contributors shall each cause their accountants to meet with each other to determine the appropriate allocations of the Total Contributor Consideration among the various Participating Entity Interests based on their respective shares of the Total Contribution Consideration. Each Contributor, the Company and the Operating Partnership agree to (a) be bound by such allocations, (b) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto, and (c) take no position, and cause their Affiliates to take no position, inconsistent with such allocations for income tax purposes.

3. Amendment of Section 1.8(b). Section 1.8(b) of the Agreement is hereby amended and restated to read as follows:

(b) Carryover Basis. The parties confirm that (i) the interests in the Participating Entities will be contributed to the Company at the Closing in a tax-free contribution to the Company under Section 351(a) of the Code (and then by the Company to the Operating Partnership in a tax-free contribution under Section 721 of the Code); provided, that the Contributors shall recognize income upon such contribution to the extent required by Sections 351 and 357(c) of the Code (with respect to the assumption of the Contributors’ liabilities and the Tax Coverage Payment under Section 1.2 constituting boot, and other liabilities assumed with respect to the Participating Interests in excess of basis); (ii) the Company and the Operating Partnership will have a carryover basis in the Participating Entity Interests equal to that of the Contributors (plus gain recognized by the Contributors on the contribution under Section 351 and Section 357(c) of the Code); (iii) the estimated tax basis of the Properties owned by such Participating Entities (which amount is set forth on Exhibit F) is less than their aggregate fair market value at the Closing, as a result of which there is inherent gain (“Inherent Gain”) in the hands of the Operating Partnership upon contribution; and (iv) the Operating Partnership and the Company will recognize the full amount of such Inherent Gain upon the sale of the Participating Entity Interests or underlying Property in a taxable transaction without any claim against Contributors with respect thereto by the Operating Partnership or the Company.

4. Amendment of Section 1.9. Section 1.9 of the Agreement is hereby amended and restated to read in its entirety as follows:

Section 1.9 Contingent Common Stock for Contributors. The Company shall have the following contingent obligation to issue additional Common Stock (the “Contingent Shares”) to the Contributors. If and when amounts owing under the note receivable from the Taylor Yards entity (the

“Taylor Yards Note”) are paid from the condemnation proceeding on the Taylor Yards project, the Company shall issue to the Contributors a number of shares of Common Stock having a value equal to such payments (valuing the Common Stock for this purpose at the per share initial public offering price and treating such value as an adjustment to Total Contributor Consideration). In addition, the Company shall pay in cash (or shall cause the Operating Partnership to pay in cash) to the Contributors interest on such value, computed from the date of the Closing until the issuance of such shares, at the “applicable federal rate” established by the Internal Revenue Service for such period. Such shares and interest shall be allocated among the Contributors as follows: (x) 75% to Merco and (y) 25% to Sunstone, and such amounts shall be paid to the Contributors within three (3) business days after such amounts are paid to the Operating Partnership with respect to the Taylor Yards Note. The Company shall contribute any proceeds from the note receivable to the Operating Partnership in exchange for common units.

5. Deletion of Section 1.10. Section 1.10 of the Agreement is hereby deleted in its entirety and shall be of no force and effect.

6. Deletion of Exhibit G. Exhibit G of the Agreement is hereby deleted in its entirety.

7. Approval of Amendment. By their signatures below, the undersigned hereby approve and adopt this Amendment.

8. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

9. Continued Validity. Except as otherwise expressly provided herein, the Agreement shall remain in full force and effect and unmodified by the terms hereof.

10. Severability. If any provision of this Amendment, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Amendment and application of such provision to other persons, entities or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.

11. Reliance. Each party to this Amendment acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Amendment and that it has or will consult with its own advisors.

12. Counterparts. This Amendment may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Joint Preparation. The parties acknowledge that this Amendment was jointly prepared by them, by and through their legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the parties, but otherwise according to the application of the rules on interpretation of contracts.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY Meruelo Maddux Properties, Inc., a Delaware corporation

By:	/s/ Todd W. Nielsen
Name:	Todd W. Nielsen
Title:	General Counsel

OPERATING PARTNERSHIP Meruelo Maddux Properties, L.P., a Delaware limited partnership

By:	Meruelo Maddux Properties, Inc., a Delaware corporation, general partner

By:	/s/ Todd W. Nielsen
Name:	Todd W. Nielsen
Title:	General Counsel

MERUELO TRUST

By:	/s/ Richard Meruelo
Richard Meruelo as trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989

MERCO Merco Group — Roosevelt Building, LLC, a Delaware limited liability company

By:	/s/ Richard Meruelo
Richard Meruelo, Manager

SUNSTONE Sunstone Bella Vista, LLC, a Delaware limited liability company

By:	/s/ John Charles Maddux
John Charles Maddux, as trustee of the John Charles Maddux Trust U/D/T dated July 24, 2006